UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIGIMARC CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DIGIMARC CORPORATION

8500 S.W. Creekside Place

Beaverton, Oregon 97008

FORMAL NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 7, 2024

To the Shareholders of Digimarc Corporation:

Annual Meeting Time and Location

Notice is hereby given that the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Digimarc Corporation, an Oregon corporation (“Digimarc,” “Company,” “we,” or “our”), will be held on June 7, 2024, at the headquarters of Digimarc Corporation, 8500 S.W. Creekside Place, Beaverton, Oregon 97008, at 11:00 a.m., local time.

Annual Meeting Agenda

The purposes of the Annual Meeting will be:

1.	Election of Directors. To elect six directors for a term of one year (Proposal No. 1);

2.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2024 (Proposal No. 2);

3.	Advisory Vote to Approve Executive Compensation. To approve, by non-binding vote, the compensation paid to our executive officers (Proposal No. 3); and

4.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on April 17, 2024, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Proxy Material Availability

We are making our proxy materials available to our shareholders over the Internet. You may read, print, and download our annual report and proxy statement at the Investor Relations section of our website at www.digimarc.com, on the Company, Investors page. This proxy statement is first being sent to shareholders on or about April 24, 2024, when we will mail to our shareholders a notice containing instructions on how to access our 2024 proxy statement and 2023 annual report to shareholders via the Internet and how to vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery to receive future annual meeting materials electronically.

We Urge You to Vote

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares as directed in the proxy card for the Annual Meeting as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you subsequently decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

George Karamanos
Secretary

Beaverton, Oregon

April 24, 2024

Table of Contents to the Proxy Statement for the 2024 Annual Meeting of Shareholders

DIGIMARC CORPORATION

PROXY STATEMENT FOR 2024 ANNUAL MEETING OF SHAREHOLDERS

General Information

The Board of Directors of Digimarc Corporation, an Oregon corporation (“Digimarc,” “Company,” “we,” or “our”), is soliciting proxies to be used at the annual meeting of shareholders (the “Annual Meeting”) to be held on June 7, 2024, at 11:00 a.m., local time, at our headquarters, located at 8500 S.W. Creekside Place, Beaverton, Oregon 97008, and any adjournment or postponement of the Annual Meeting. Notice of, and electronic access to, this proxy statement, the form of proxy, and our 2023 annual report to shareholders (which together we refer to as our “proxy materials”) are first being provided to shareholders on or about April 24, 2024. The shares represented by the proxies received, properly marked, dated, executed, and not revoked, will be voted at the Annual Meeting by the proxy holders designated on the proxy.

The Board fixed the close of business on April 17, 2024, as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, 21,373,323 shares of our common stock, $0.001 par value per share, were outstanding and entitled to vote at the Annual Meeting.

Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. There must be a quorum for the Annual Meeting to be held. The required quorum for the Annual Meeting is a majority of the shares outstanding, present either in person or by proxy. Our Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting.

Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, but even more significantly, will help us reduce waste and our impact on the environment. Please help out by requesting copies by email or using web access. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How to Vote

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

If you hold shares directly as the shareholder of record, you may vote your shares by following the instructions set forth on the proxy card. If you hold shares beneficially in street name, you may vote your shares by following the instructions set forth in the notice provided by your broker, bank, trust, or other holder of record. In most cases, you may submit your voting instructions by mail, by telephone, or via the Internet by following the instructions in the proxy card or voting instruction card. You may access your proxy materials and proxy card online by accessing the www.proxyvote.com website and entering your 16-digit control number found on the Notice that you received. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity, and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

Revocability of Proxy

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet or by telephone, by delivering a written notice of revocation to the Corporate Secretary of Digimarc, by submitting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Any written notice revoking a proxy should be sent to Digimarc Corporation, Attention: George Karamanos, Executive Vice President, Chief Legal Officer, Compliance Officer, and Corporate Secretary (“Secretary”), 8500 S.W. Creekside Place, Beaverton, Oregon 97008, or hand delivered to the Secretary at or before the vote at the Annual Meeting.

Solicitation

Digimarc solicits proxies by mail and by direct contact to eligible shareholders. Besides this solicitation by mail, our directors, officers, and other employees may solicit proxies. These persons will not receive any additional compensation for assisting in the solicitation. We will also request that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners. We will reimburse these persons and our transfer agent for their reasonable out-of-pocket expenses incurred in forwarding these materials. Finally, Digimarc has retained the services of Alliance Advisors, a shareholder outreach and proxy solicitation company. Alliance Advisors provides proxy solicitation, investor outreach, regulatory updates, institutional trend analysis, and advisory services. We estimate that the total cost of 2024 proxy solicitation services from Alliance Advisors will be $10,000. Digimarc will bear the cost of soliciting proxies.

Vote Required: Treatment of Abstentions and Broker Non-Votes

Abstentions are shares that abstain from voting on a particular matter. Broker non-votes occur when shares are held in “street name” by brokers or nominees who indicate on their proxies that they did not receive voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote those shares on a particular matter. Abstentions and broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each proposal, and the manner in which votes will be counted:

Registrant's Proposals	Voting Options	Vote Required for Proposal to Succeed	Effect of Abstentions	Effect of Broker Non-votes
Election of directors	For or withhold on each nominee.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. The six candidates who receive the greatest number of votes will be elected directors. Under Digimarc’s Plurality Plus rule, a director who does not receive a majority of the votes cast in an uncontested election must submit a resignation to the Board.

			Not counted as votes cast and therefore no effect.	Not counted as votes cast and therefore no effect.
Ratification of selection of KPMG LLP	For, against, or abstain.	The votes cast in favor of the proposal exceed the votes cast opposing the proposal.	Not counted as votes cast and therefore no effect.	Brokers have discretion to vote.
Advisory vote to approve executive compensation	For, against, or abstain.	The votes cast in favor of the proposal exceed the votes cast opposing the proposal.	Not counted as votes cast and therefore no effect.	Not counted as votes cast and therefore no effect.

Principal Executive Offices of Digimarc

Our principal executive offices are located at 8500 S.W. Creekside Place, Beaverton, Oregon 97008.

REPORT OF THE GOVERNANCE, NOMINATING, AND SUSTAINABILITY COMMITTEE OF THE BOARD OF DIRECTORS

The Governance, Nominating, and Sustainability Committee reports as follows:

Report on the Operations of the Board and its Committees

Board of Directors Meetings and Attendance

The Board of Directors had eight formal meetings in 2023, together with a number of informational sessions between meetings. Each director attended over 75% of the aggregate number of meetings of the Board of Directors and of all committees on which they served in 2023. We encourage but do not require director attendance at our Annual Meeting. Five of the six directors attended Digimarc’s Annual Meeting of shareholders held on May 10, 2023.

Board Leadership and Structure

The Chair of the Board presides at all meetings of the Board and works closely with our Chief Executive Officer (“CEO”) and Board member, Riley McCormack, the other Board members, and the leadership team to strengthen the Company’s work in and commitment to sustainability practices, engage and represent the shareholder community, and address new ways to enhance overall Board and Company operations.

Board Independence

The Board has been, and continues to be, a strong proponent of Board independence. Currently, all our directors other than the CEO, including each member of the Board’s Audit Committee, Compensation and Talent Management Committee, and Governance, Nominating, and Sustainability Committee, are independent directors under the Nasdaq listing rules.

The Board believes that Digimarc’s corporate governance principles and policies ensure that strong and independent directors will continue to effectively oversee Digimarc’s management and key issues related to long-range business plans, long-range strategic matters and risks, and integrity. The following are keys to independent oversight:

●

The independent directors meet at regularly scheduled Board meetings, as well as at ad hoc meetings, in an executive session chaired by the Chair of the Board without the CEO or other management present.

●

In addition to presiding over these executive sessions, the Chair of the Board serves as the principal liaison between the independent directors and management and determines information to be sent to the Board, meeting agendas, and meeting schedules.

●	Each director is encouraged to suggest items for the Board agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting.

●

The independent Chair of the Board’s significant, clearly delineated duties and responsibilities are highly effective in providing oversight of management and direct accountability to shareholders by ensuring that the Board’s views and directives are communicated to and understood by management.

●

Our corporate governance principles provide that the Board and all Board committees, including those whose members are exclusively independent directors, may seek financial, legal, or other expert advice from a source independent of management, with funding provided by Digimarc.

Board Committees

The Board had three standing committees for 2023: an Audit Committee, a Governance, Nominating, and Sustainability Committee, and a Compensation and Talent Management Committee. The current members of these committees as of the date of this proxy statement are set forth in the following table:

Members of the Board Committees

Non-Employee Directors	Audit	Governance, Nominating & Sustainability	Compensation and Talent Management
Milena Alberti-Perez	Chair
LaShonda Anderson-Williams		Member	Member
Sandeep Dadlani	Member
Katie Kool	Member	Member	Chair
Michael Park		Member	Member
Alicia Syrett (1)	Member	Chair	Member

(1)	Ms. Syrett’s term will expire at the Annual Meeting.

The Board’s Role in Risk Oversight

The Roles of Management and the Board. Digimarc’s management is responsible for identifying, assessing, and managing the material risks facing Digimarc. The Board performs an important role in the review and oversight of risks, and generally oversees Digimarc’s risk management practices and processes, with a strong emphasis on financial and entity-level controls.

Delegation to Board Committees. The Board has delegated primary oversight of the management of risks to its committees. In particular, the Board has delegated:

●	To the Audit Committee, financial and accounting risks and information technology security risks, which include cybersecurity and risks to the security of our infrastructure and systems;

●	To the Compensation and Talent Management Committee, compensation risks, employment policy risks, benefit program risks, and key personnel retention risks; and

●

To the Governance, Nominating, and Sustainability Committee, environmental and social risks, governance and compliance risks related to confidential reporting (via a “hotline”), personnel actions, ethics, related-party transactions, conflicts of interests and litigation, and other entity-level risks.

Each of these committees reviews these specific risk areas on a quarterly basis and routinely reports to the Board regarding that committee’s oversight and findings.

Routine Reporting and Review Process. To permit the Board and its committees to perform their respective risk-oversight roles, individual members of management who supervise Digimarc’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. In addition, the Board oversees and participates annually in a process of risk assessment that is designed to identify the most salient enterprise risks facing Digimarc’s business and to evaluate how the Company’s corporate strategies align with those risks.

Annual Risk Assessment and Review. On an annual basis, the Chief Legal Officer and Chief Financial Officer of Digimarc prepare, and the executive management team reviews, a master risk assessment analysis (which provides an aggregate listing of strategic, financial, employee, operational, legal, compliance, internal process, and similar risks) and provide to the Board their assessment of the immediacy and intensity of the risks. The analysis focuses on the various types of risks that can affect the operations and financial performance of the Company. The management team identifies and categorizes the key risks facing the Company and then ranks these risks as to their seriousness and probability based on management’s assessment of the risk relative to Digimarc’s operating environment. Taking into consideration Digimarc’s risk controls and mitigation plans, the Board reviews management’s analysis to identify and assess the degree and likelihood of the risks profiled. Having directors who are both knowledgeable about and sensitive to various aspects of the market and industry risks facing our business ensures that risks are reviewed from multiple vantage points.

Finally, the Board oversees organizational structure, policies, and procedures at Digimarc, such as the Code of Business Conduct and other internal policies and guidelines designed to support Digimarc’s corporate governance guidelines and to comply with the laws, rules, and regulations that apply to Digimarc’s business operations. Policies and procedures also allow for the Board to receive information from employees, vendors, and other interested parties. For example, the Board maintains a hotline where employees, vendors, and other interested parties may anonymously report suspected violations of any applicable law by any employee or agent, questionable accounting or auditing matters, or other ethical or legal matters. The Chair of the Board, the Chair of the Governance, Nominating, and Sustainability Committee, the Chair of the Compensation and Talent Management Committee, and the Chair of the Audit Committee receive any communication received via this hotline by default (as long as that individual is not named in the communication).

Audit Committee

We have a standing Audit Committee of the Board, consisting of Ms. Alberti-Perez (Chair), Mr. Dadlani, Ms. Kool, and Ms. Syrett. Mr. Dadlani was appointed to the Audit Committee in September 2023. During 2023, the Audit Committee had four formal meetings, a special meeting dedicated to cybersecurity, and a number of working sessions, and all members attended each meeting of the committee during their respective tenures. The Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.digimarc.com, on the Company/Corporate-Governance page.

The committee is responsible for overseeing the quality and integrity of our accounting, auditing, and financial reporting practices, the audits of our financial statements, internal control over financial reporting, and other duties assigned by the Board. The committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements.

The committee is also responsible for overseeing risks in the areas of information technology and cybersecurity and in overseeing the training and testing within those areas. In addition to the special meeting dedicated to review of cybersecurity strategy and risk management, the committee also arranged and participated with the full Board in a tabletop exercise in October 2023 to improve readiness for cybersecurity incidents.

The committee serves as our Qualified Legal Compliance Committee.

The committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm engaged to issue an audit report on our financial statements and internal controls over financial reporting, and to perform other audit, review, and attestation services for us. The committee is responsible for resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting.

The Board has determined that each of the members of the Audit Committee:

●	meets the requirements for “independence” set forth in Nasdaq Listing Rules 5605(a)(2) and 5605(c)(2) and applicable SEC rules; and

●	has the requisite financial sophistication called for by Nasdaq Listing Rule 5605(c)(2).

The Board also has determined that each of Ms. Alberti-Perez and Ms. Kool satisfy the requirements for an “audit committee financial expert” in compliance with Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Compensation and Talent Management Committee

We have a standing Compensation and Talent Management Committee, consisting of Ms. Kool (Chair), Ms. Anderson-Williams, Mr. Park, and Ms. Syrett. Ms. Anderson-Williams and Mr. Park were appointed to the Compensation and Talent Management Committee in June 2023 and January 2024, respectively. The committee had six formal meetings and a number of working sessions in 2023. The committee has a written charter, a copy of which is available on our website, www.digimarc.com, on the Company/Corporate-Governance page. The Board has determined that all members of the Compensation and Talent Management Committee are “independent” as that term is defined in Nasdaq Listing Rules 5605(a)(2) and 5605(d)(2) and “outside” directors in accordance with Internal Revenue Code Section 162(m).

The committee has the authority and responsibility to:

●	review, establish and approve, on an annual basis, the philosophy and strategy for the compensation of the executive officers and overall compensation strategy of the Company;

●	administer our annual and long-term compensation plans;

●	review and make recommendations to the Board with respect to director compensation;

●	review and discuss with management annual compensation matters, if applicable;

●	recommend to the Board inclusion of a discussion and analysis of compensation in the annual report on Form 10-K and the proxy statement, if applicable;

●	create and approve a Compensation and Talent Management Committee Report;

●	review and approve compensation agreements and arrangements between us and our executive officers;

●	perform other duties and functions assigned by the Board from time to time that are consistent with the committee’s charter, our Bylaws, and governing law;

●

review and oversee the Company’s human capital management; pay equity initiatives; diversity, equity, and inclusion (“DE&I”) programs; policies, programs and processes relating to talent management; retirement plans; and similar policies and programs;

●

provide oversight of an effective shareholder outreach program, in coordination with the Audit Committee and the Governance, Nominating, and Sustainability Committee, and participate in outreach to shareholders as appropriate;

●

coordinate with the Audit Committee and the Governance, Nominating, and Sustainability Committee on matters such as stock ownership guidelines, succession planning, compensation recoupment or claw-back provisions, and similar policies and programs; and

●	review and ensure the accuracy and completeness of the Compensation Discussion and Analysis and the say-on-pay materials in the Company’s proxy statement.

The committee’s role includes a particular focus on the compensation of our executive officers and non-employee directors and the administration of our equity incentive plans and significant employee benefit programs. The committee may, under its charter, delegate any of its responsibilities to subcommittees of the committee as necessary and appropriate.

Governance, Nominating, and Sustainability Committee

We have a standing Governance, Nominating, and Sustainability Committee, consisting of Ms. Syrett (Chair), Ms. Anderson-Williams, Ms. Kool, and Mr. Park. Ms. Anderson-Williams and Mr. Park were appointed to the committee in June 2023 and January 2024, respectively. The committee had five formal meetings and a number of working sessions in 2023. The Board has adopted a written charter for the committee, a copy of which is posted on our website at www.digimarc.com, on the Company/Corporate-Governance page. The Board has determined that all members of the committee are “independent” as that term is defined in Nasdaq Listing Rule 5605(a)(2).

The Board has delegated to the committee the responsibility for:

●

the quality and integrity of our corporate governance practices and for optimizing the composition and competence of the Board and its committees by searching for and recommending individuals for election to the Board;

●

the review, monitoring, and general oversight of our policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements, which includes monitoring compliance with the Sarbanes-Oxley Act of 2002;

●

the review, monitoring, and general oversight of other governance laws and regulations, and the development, monitoring, and enforcement of the corporate governance principles applicable to the Company, such as the stock ownership guidelines;

●	the structure of the Board and its committees, and the oversight of annual evaluations of the Board and the committees;

●	recruitment of individuals to become members of the Board and evaluating their qualifications under the guidelines described under “Director Nomination Policy” below;

●

the Company’s sustainability efforts, including alignment of the Company’s policies and practices with the environmental, social, and governance guidelines of governmental and institutional investor constituencies, and the Company’s policies and programs involving human capital, DE&I, and shareholder outreach; and

●	the performance of other duties and functions as requested by the Board from time to time consistent with its charter, our Bylaws and governing law.

Nomination Functions and Processes

Director Nomination Policy

The Governance, Nominating, and Sustainability Committee has a formal written policy addressing the nominating process, a copy of which is available on our website at www.digimarc.com, attached as an exhibit to the Governance, Nominating, and Sustainability Committee charter located on the Company/Corporate-Governance page of the site. Pursuant to its written policy addressing the nominating process:

●

The Governance, Nominating, and Sustainability Committee welcomes and encourages recommendations of director candidates from our shareholders and will consider any director candidates recommended by our shareholders, provided that the information regarding director candidates who are recommended is submitted to the committee in compliance with the terms of its policy. Director candidate recommendations from shareholders must be provided in writing, include prescribed information, and be sent to Digimarc’s Secretary at the address of our principal executive offices.

●

In evaluating a potential candidate’s qualifications for nomination to the Board, the Governance, Nominating, and Sustainability Committee will consider the potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board. As described in more detail below, diversity and inclusion are important elements of the director search criteria. Operational and leadership experience in our strategic areas is another important factor.

●

The Governance, Nominating, and Sustainability Committee also reviews annually the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board. Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with their service as a director, and attend at least 75% of all Board and applicable committee meetings.

Director Identification and Evaluation Process

The Governance, Nominating, and Sustainability Committee’s process for identifying and evaluating nominees for director, including nominees recommended by shareholders, involves an internal assessment of the qualifications and performance of incumbent members of the Board, compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates, and, as appropriate, preparing and presenting to the Board an analysis with regard to a candidate. The committee will identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, will effectively serve the shareholders’ long-term interests and contribute to our overall corporate goals.

There are no differences in the manner in which the Governance, Nominating, and Sustainability Committee evaluates nominees for director positions based on whether the nominee is recommended by a shareholder or identified by the Governance, Nominating, and Sustainability Committee. The committee may, from time to time, pay professional search firms to assist in the identification and evaluation of potential director nominees.

The Role of Diversity in the Nomination Process

The Board, management, and Digimarc as an organization are committed to fostering DE&I at all levels of the Company. As a company committed to innovation and representing diversity in myriad ways, including race, ethnicity, nationality, sex, gender identity, sexual orientation, age, religious beliefs, background, perspectives, tenure, and work style, we believe that diversity is a competitive asset. We believe that diversity in our teams leads to new ideas, helps us solve problems and allows us to better connect with our global customer base. Diversity of our workforce, management, and Board will continue to be priorities as we expand our global presence.

In connection with the selection of nominees for director positions, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences. The Board has adopted a formal diversity policy and diversity is a key factor in the recruitment and vetting of new Board members as part of the Board’s commitment to DE&I. The Governance, Nominating, and Sustainability Committee Charter explicitly includes the Committee’s responsibility to take a candidate’s contribution to the Board’s desired balance and diversity into account. Digimarc’s Corporate Governance Guidelines further state that candidates with diverse backgrounds and experience may enhance the quality of the Board, serve the shareholders’ long-term interests, and contribute to the Corporation’s overall corporate goals.

The Company’s Corporate Governance Guidelines include our universal corporate policy that decisions involving people are made on the basis of job requirements and individual skills, independent of an individual’s race, color, national origin, gender, gender identity, sexual orientation, marital status, age, religion, military or veteran status, physical or mental disability, or any other status protected by law. Digimarc does not tolerate discrimination of any sort on any protected basis.

By improving the quality of our search efforts, we specifically recruited candidates that could enhance the diversity of our Board of Directors, with a focus on gender and other diversity characteristics. As further set forth in the director nomination section of the proxy, we have elected directors of exceptional qualifications over the past three years, who have already made substantial contributions to Digimarc.

Progress in Recruiting a More Diverse Board

As of the date of this proxy statement, all seven directors (100%) will have served for no more than four years, and four directors will have served for no more than two years (57%), indicating material Board refreshment. Four Board members bring diversity of demographic background (57%) to the Board, and four members bring gender diversity to the Board (57%). Additional candidates are under consideration and may bring additional diversity to the Board.

Members May Self-identify Gender/Race and Disclose this Information

Directors may self-identify their gender and demographic background in their D&O Questionnaire responses. While we may include some aggregate disclosures of the demographics and characteristics of the Board members in this proxy statement, we do not intend to provide director-specific details at this time.

Sustainability Functions and Processes

Board Oversight of Sustainability

Digimarc’s approach to sustainability is firmly embedded in our corporate strategy. We are committed to managing our impact on the world and the material sustainability risks and opportunities facing us as a business. Further, we recognize the potential of our technology to solve important sustainability challenges. The Governance, Nominating, and Sustainability Committee is the highest body within the organization with responsibility for this range of topics, reflecting the strategic importance of sustainability.

The committee’s responsibilities include monitoring, reviewing, and approving sustainability initiatives throughout the organization—this is especially important as a result of the integrated sustainability management structure we have implemented, which assigns accountability and responsibility for sustainability impacts to the most relevant subject-matter experts throughout the Company, rather than to a single team. The committee receives regular updates on sustainability initiatives, goals, and progress. These updates also enable effective monitoring of the advancement in industry standards and stakeholder expectations. In addition, the committee keeps abreast of developments that allow it to review the effectiveness of our partnerships, external engagement, and sustainable value creation strategy, including our work and commitments related to recycling and the circular economy.

In 2023, Digimarc made a number of policy and program improvements, including expanding unconscious bias and DE&I training for new hires, forming Employee Resource Groups (“ERGs”), improving employee engagement, advancing international recycling initiatives, adopting and training on new anti-corruption and anti-money laundering policies, obtaining SOC2 Type 2 certification from an independent auditor of our information security controls, and engaging actively with stakeholders. In addition, we made significant efforts to lead the important global discussions about the appropriate use of generative artificial intelligence, balancing the innovation and productivity gains driving its advancement with the need for copyright protection for copyright owners, authenticity, and confirmation of provenance. As the pioneer of digital watermarking, we have provided guidance to a bipartisan group of Congresspersons and senior officials of the executive branch of the U.S. federal government on the role of digital watermarking to enable safe, fair, and efficient application of generative artificial intelligence.

Ethical Supply Chain and Protection of Basic Human Rights

Digimarc has published a Vendor Code of Conduct designed to help ensure the ethical treatment of workers and the protection of basic human rights, including the right to collective bargaining, freedom from human trafficking, and livable wage and fair contracting provisions. We also perform a corporate values assessment in our analysis of a good supplier/partner relationship.

Pay Equity

A core priority for Digimarc is pay equity – ensuring employees are paid fairly, relative to their experiences and contributions, and that there are no material differences by gender or race/ethnicity. In 2023, we conducted our most robust, in-depth pay equity study to date, focusing on salaried U.S. and U.K. employees as of February 28, 2023. While our study did not cover all countries where we operate, due to the population requirements of the analysis, we continue to review employee pay decisions across our geographies. In assessing equity in this study, our analysis accounted for differences between employees, including differences in roles occupied, experiences, and work locations. After accounting for these factors, the analysis showed that overall, across the two countries covered, there is no notable difference by gender and, in the U.S. (where it was examined), no notable differences by race/ethnicity. Going forward, we will conduct regular pay equity reviews to ensure continued equity and provide pay transparency by publicly disclosing the compensation range for all new U.S.-based job listings.

Human Capital Management Disclosures

We file traditional reports with all appropriate state and federal governments, including EEO-1 reports. Digimarc will provide copies of pertinent information from these reports to shareholders upon written request. We have focused on increasing diversity and inclusion, and the demographics of our workforce generally improve every year with increased gender and ethnic representation among the management team and the workforce. We are also broadening our employee search parameters to include new geographies by enabling remote positions and targeting diverse and inclusive job-search websites to attract a more diverse applicant pool.

Oversight of DE&I is shared between the Governance, Nominating, and Sustainability and Compensation and Talent Management Committees. The Governance, Nominating, and Sustainability Committee provides general oversight of policies and programs involving diversity and inclusion. The Compensation and Talent Management Committee oversees the Company’s human capital management; pay equity initiatives; DE&I programs; and programs and processes relating to talent management. Throughout 2023, Digimarc has implemented new and expanded existing human capital management initiatives, such as mentorship and learning and development programs, including unconscious bias training, employee resource groups, partnerships with diverse recruiting organizations, and employee engagement surveys.

Engagement with Industry Collaborations and Sustainability Initiatives

Our technology has the potential to drive progress on major sustainability challenges, such as plastics recycling. To achieve this potential, it is important that we work closely with actors throughout the value chain to foster innovation and collaboration, ultimately to effect systemic change. We participate actively in a number of recycling initiatives to work towards a more circular economy, including the HolyGrail plastics sorting project and the Circular Plastics Taskforce. In 2023, Digimarc was named to the Fortune 2023 Change the World list, a global ranking of more than 50 top companies making a positive social impact through business practices, and honored as a 2023 Fast Company World Changing Ideas finalist. Fortune recognized Digimarc for its innovation and commitment to global collaboration in the fight to end plastic pollution. More information on our partnerships around resource recovery and recycling can be found at https://www.digimarc.com/company/impact. The content on any website referred to in this proxy statement is not incorporated by reference in this proxy statement unless expressly noted.

Corporate Governance Functions and Processes

A Shift in Corporate Perspective

When the new Digimarc was created in 2008, it adopted a governance structure, reflected in its charter documents and Bylaws, that was largely in-line with companies of similar size. Among other things, shareholder rights plans, plurality voting, and classified Boards were common, and most of our peers had similar governance characteristics. Nearly a decade ago, in response to changing norms, Digimarc eliminated its “classified Board” and initiated annual elections of all Board members. The Board also made an affirmative decision to allow the Company’s shareholder rights plan to expire in 2018.

Obtaining and Considering Stakeholder Feedback

The Governance, Nominating, and Sustainability Committee, Audit Committee, and Compensation and Talent Management Committee have relatively new chairs and anticipate an active agenda of review and improvement during 2024. Each committee reviews its charter documents annually and considers potential updates. A key part of this continuous improvement is hearing from stakeholders regarding their views. We encourage all stakeholders, including our shareholders, to email the Board and its Committees through the Corporation’s Secretary at: George.Karamanos@digimarc.com.

Officer and Director Stock Ownership Guidelines

The Board believes that it is important for its members and executive officers to hold significant baseline amounts of Company stock to align their interests with those of long-term shareholders. In 2021, the Board reviewed the prior stock ownership guidelines and increased the required amount of stock to be held to the following amounts:

●	for non-employee directors: 6x their regular annual Board service cash retainer of $50,000;
●	for the CEO: 6x annual base pay; and
●	for the other named executive officers: 3x annual base pay.

To calculate the number of shares necessary to satisfy our Stock Ownership Guidelines, we include the following shares: (1) shares owned directly (or indirectly through a 401(k) plan or Employee Stock Purchase Plan); and (2) unvested restricted stock awards, unvested restricted stock units (“RSUs”) that vest based solely on continued service, and performance-based restricted stock units (“PRSUs”) that have been earned based on performance but remain subject to time-based vesting, based on an estimated net after-tax number of shares. In August 2021, we eliminated the inclusion of vested but unexercised stock options from the calculation. For converting the targeted value to a number of shares, we use the higher of the 20-day moving average price of our common stock at the end of our most recent fiscal year or at the end of each fiscal quarter of the most recent fiscal year.

To support compliance with our Stock Ownership Guidelines, the Board established rigorous retention requirements that limit the ability of non-employee directors and named executive officers to sell Company stock unless and until the individual is in compliance with the Stock Ownership Guidelines, as follows:

●	100% of net vested securities if holdings are below 50% of the ownership requirement, and
●	75% of net vested securities if holdings are between 50% and 100% of the ownership requirement.

As of December 31, 2023, our CEO and three other named executive officers exceeded the enhanced guidelines. Our Chief Product Officer, who joined in late 2021, and Chief Revenue Officer, who joined in late 2023, are on track to meet the guidelines. As of December 31, 2023, all the directors then serving exceeded the enhanced guidelines.

From time to time, the Governance, Nominating, and Sustainability Committee, in consultation and coordination with the Compensation and Talent Management Committee, will review and update (as appropriate) the rules and standards governing our Stock Ownership Guidelines, including the following:

●	which equity holdings count toward the ownership requirement;
●	the share price used to calculate the value of ownership for compliance purposes, including the duration of the measurement period;
●	holding and accumulation requirements;
●	the duration of any phase-in period for new officers and directors to come into compliance with the guidelines;
●	the nature and extent of any hardship provisions;
●	the frequency of compliance reporting; and
●	any remedial actions for non-compliance.

Succession Planning

The Governance, Nominating, and Sustainability Committee consults with the Board and CEO to evaluate and consider potential successors to the CEO, and in the event of a vacancy, screen and nominate candidates to be CEO. The Governance, Nominating, and Sustainability Committee also provides an annual report to the Board on CEO Succession. The Compensation and Talent Management Committee is responsible for reviewing and overseeing succession planning for executive officers and key employees of the company other than the CEO. In consultation with the CEO and Human Resources, the Committee reviews the talent development process within the Company to assure that it is effectively managed. Senior management provides a report to the Committee regarding the internal candidates to fill positions, and what is required to prepare them to succeed to more senior positions, or whether an outside candidate would be required.

Board Performance Evaluations

The Chair of the Board works with outside counsel to conduct a board assessment process annually. The assessments include an evaluation of the performance of the Board, its committees, and its individual members. The performance assessment and feedback for each director is shared with the director individually by the Chair of the Board. In addition, each committee Chair receives feedback for the committee Chair’s respective committee from the Chair of the Board, and the overall review of the Board is shared with the entire Board. Results from the assessment process help inform the Chair, committee Chairs, and directors of potential areas for improvement. The Board does not believe that directors should expect to be re-nominated as a matter of course. The board assessment process is a determinative factor in decisions related to individual director tenure, committee leadership, and leadership of the Board.

Resignation Requirement on Change of Employment

The Board also has adopted a policy that requires any director who experiences a substantial change in principal employment responsibility to tender the director’s resignation from the Board, unless the change was anticipated by the Governance, Nominating, and Sustainability Committee at the time of the director’s nomination or election to the Board. Upon receipt of a resignation offered under these circumstances, the Governance, Nominating, and Sustainability Committee will review the director’s change in employment responsibilities to evaluate whether the director’s continued service is appropriate.

Resignation Requirement on Failure to Achieve a Majority Vote

In 2022, the Board adopted amendments to its Corporate Governance Guidelines to require the resignation of any director who does not receive a majority vote in an uncontested election of directors (defined as an election where the number of persons properly nominated for election as directors at a meeting of shareholders does not exceed the number of directors to be elected at such meeting). Under this policy, any nominee for director who fails to receive a majority vote (meaning a nominee who receives a greater number of votes “WITHHELD” from their election than votes “FOR” such election) must promptly tender a resignation to the Board following certification of the shareholder vote. Additional information on this requirement is set forth on page 13.

Corporate Governance Materials

In furtherance of our commitment to upholding the highest legal and ethical conduct in fulfilling our responsibilities, the Board has adopted and published corporate governance guidelines and three codes of ethics and business conduct, two of which apply to our Chief Executive Officer, our Chief Financial Officer, our Controller, and other finance personnel. The primary governance materials include:

●

Our Corporate Governance Guidelines, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. These Corporate Governance Guidelines provide a framework for the Board to assist in the governance and oversight of the affairs of Digimarc.

●

Our Code of Business Conduct, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. The Code of Business Conduct applies to every officer, director, and employee of Digimarc and its subsidiaries, and their immediate family members, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern our business operations.

●

Our Code of Ethics for Financial Personnel, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. This Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and every officer, director, and employee of Digimarc who performs or influences financial transactions and reporting on behalf of Digimarc, and their immediate family members.

●

Our Standards of Professional Conduct for Legal Personnel, which can be found on the Company/Corporate-Governance page of our website at www.digimarc.com. The guidelines are in addition to the codes described above and assist legal personnel in understanding the broader responsibilities that apply to the profession.

Related Transactions

Our Governance, Nominating, and Sustainability Committee, in executing the responsibilities delegated to it, reviews and considers all transactions between Digimarc and our officers, directors, principal shareholders, and affiliates, and approves, rejects, or ratifies these transactions. The committee has determined that any transactions between Digimarc and its officers, directors, principal shareholders, and affiliates should be on terms no less favorable to us than could be obtained from unaffiliated third parties. Digimarc maintains written policies governing these transactions. Our Audit Committee also reviews any transactions with related parties.

Shareholder Communications with the Board of Directors

The Board encourages communication from all shareholders. All communications must be in written form, addressed to the Board or to one or more individual members of the Board, and sent care of the Secretary of Digimarc Corporation at the address of our principal executive offices (8500 S.W. Creekside Place, Beaverton, OR 97008) or via fax to +1 503-469-4771. As an alternative, you can provide information to the Secretary by email to: George.Karamanos@digimarc.com. The Secretary will promptly provide all communications to the applicable member(s) of the Board or the entire Board, as specified by the shareholder.

Submitted by the Governance, Nominating, and Sustainability Committee of the Board of Directors:

Alicia Syrett, Chair
LaShonda Anderson-Williams
Katie Kool
Michael Park

DIRECTOR COMPENSATION

The Compensation and Talent Management Committee undertakes an annual review of director compensation and periodically makes adjustments. In 2023, the Committee’s compensation consultant benchmarked the compensation of the Company’s directors against the compensation paid to directors of Digimarc’s peer group. Based on the consultant’s recommendations, the Board increased the annual cash retainer for the Chairs of the Governance, Nominating, and Sustainability Committee and Compensation and Talent Management Committee by $5,000 each to $15,000. The Board also set a limit of $500,000 on the aggregate value of total annual cash and equity compensation for any non-employee director.

The Director Compensation Program

Cash Compensation

The Board has approved an annual cash retainer for each non-employee director of $50,000 per annum. In addition, the Board has approved an additional annual cash retainer in the amount of $40,000 for the Chair of the Board; $15,000 for each of the Chairs of the Audit Committee, the Compensation and Talent Management Committee, and the Governance, Nominating, and Sustainability Committee.

Directors are not compensated for meeting attendance. These cash retainers are compensation for all committee, chair, and other roles undertaken by the respective director, including attendance at regular, special, and informational committee and Board meetings. The cash retainers are paid quarterly in arrears.

Equity Compensation

In accordance with the Equity Compensation Program for Non-Employee Directors under the Digimarc Corporation 2018 Incentive Plan, when a non-employee director is first elected or appointed to our Board of Directors, the director is automatically granted shares of restricted common stock having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant.

On the date of each Annual Meeting, each non-employee director automatically receives an annual grant of restricted stock having an aggregate value of approximately $100,000, unless the Compensation and Talent Management Committee exercises its power to make an alternative grant.

If a non-employee director is first elected or appointed to the Board between annual meetings, the director will automatically receive a pro-rated annual grant on the date that the director is first elected or appointed to the Board. Restrictions on this stock lapse on the anniversary of the grant date, or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders.

Election to Receive Cash Retainer in Equity

Starting in 2023, the Board updated the director compensation program to enable non-employee directors to elect to receive all or a portion of their cash retainer in equity. At the Board meeting held in the first quarter of each year, each non-employee director may make a one-time, annual election to be paid 0%, 50%, or 100% of their annual cash retainer for that year ($50,000) in common shares of Digimarc stock (the “elected amount”), instead of in cash. The Company will issue common shares under the Digimarc 2018 Incentive Plan with a value equal to the elected amount on the same date as such quarterly payments are or would have been made in cash and forego the corresponding cash payments. Following our annual meeting, all our non-employee directors chose to take at least half of their annual cash retainer in equity in 2023.

Other Compensation

All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business, or for continuing education related to their Board service. No other perquisites or benefits are paid to directors.

Summary of the Director Compensation Program

Following is a summary of the cash and equity compensation program for our non-employee directors:

Annual Cash Retainer	$50,000
Additional Annual Cash Retainer (Chair of the Board)	$40,000
Additional Annual Cash Retainer (Chair of each of the Audit Committee, Compensation and Talent Management Committee, and Governance, Nominating, and Sustainability Committee)	$15,000
Annual Restricted Stock Grant (Continuing Director)	$100,000 value
Initial Restricted Stock Grant (New Director)	$200,000 value

Table of 2023 Non-Employee Director Compensation

The following table provides information on compensation of our non-employee directors for the year ended December 31, 2023. Directors who are also Digimarc employees receive no additional compensation for their services as directors. During 2023, Mr. McCormack was the only director who was an employee of Digimarc. Mr. McCormack’s compensation is discussed in this proxy statement under the heading “Executive Compensation.”

2023 Non-Employee Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash (1)	Stock Awards Value (2)	Total
Milena Alberti-Perez	$65,000	$108,006	$173,006
LaShonda Anderson-Williams (3)	$37,500	$291,049	$328,549
Sandeep Dadlani	$50,000	$113,006	$163,006
Katie Kool	$62,500	$187,009	$249,509
Ravi Kumar Singisetti (4)	$25,000	$—	$25,000
James T. Richardson (4)	$25,000	$—	$25,000
Alicia Syrett (5)	$102,500	$151,014	$253,514
Andrew J. Walter	$55,000	$156,013	$211,013

(1)

Non-employee directors of the Company receive a $50,000 annual cash retainer. The Board Chair and the Committee Chairs receive an additional annual cash retainer in the amounts set forth in the Summary Table of Director Compensation above. All cash retainers are paid quarterly in arrears. In 2023, non-employee directors were allowed to elect to receive part or all their annual $50,000 cash retainer in the form of common stock. The following directors were paid a portion of this retainer in the form of fully vested shares of common stock as follows: Ms. Alberti-Perez received $24,977 in 895 shares, Ms. Anderson-Williams received $18,728 in 577 shares, Mr. Dadlani received $49,954 in 1,790 shares, Ms. Kool received $24,977 in 895 shares, Ms. Syrett received $49,954 in 1,790 shares, and Mr. Walter received $49,954 in 1,790 shares.

(2)

On May 10, 2023, each of Mses. Alberti-Perez, Kool, and Syrett and Messrs. Dadlani and Walter were granted shares of restricted stock, consisting of an annual grant of restricted stock with aggregate value of approximately $100,000 and a pro-rated amount based on the number of days between their initial election and the prior annual meeting. The number of restricted shares were as follows: Ms. Alberti-Perez, 5,422; Mr. Dadlani, 5,673; Ms. Kool, 9,388; Ms. Syrett, 7,581; and Mr. Walter, 7,832. On June 12, 2023, Ms. Anderson-Williams received an initial grant of 6,621 shares of restricted stock and a grant of 3,010 shares of restricted stock based on the pro-rated amount based on the number of days between her initial election and the prior annual meeting. These amounts represented the grant date fair value for the restricted stock granted to the indicated non-employee director in 2023, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeiture. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. As of December 31, 2023, there were no outstanding stock options held by any non-employee director. As of December 31, 2023, the total number of unvested restricted shares held by each non-employee director serving during at least part of 2023, including the restricted shares granted as described above, was as follows: Ms. Alberti-Perez, 10,492; Ms. Anderson-Williams, 9,631; Mr. Dadlani, 7,528; Ms. Kool, 18,788; Mr. Kumar Singisetti, 0; Mr. Richardson, 0; Ms. Syrett, 7,581; and Mr. Walter, 7,832.

(3)	Ms. Anderson-Williams was elected to the Board on June 5, 2023, and began service on June 12, 2023.

(4)	Messrs. Kumar Singisetti and Richardson did not stand for reelection and their service ended at the Annual Meeting on May 10, 2023.

(5)	Ms. Syrett will not stand for reelection at the Annual Meeting, and her service will end on June 7, 2024.

ELECTION OF DIRECTORS

(Proposal No. 1 on your proxy card)

The Nomination and Election Process

Our Bylaws authorize the number of directors to be set by resolution of the Board. Our Board has fixed the number of directors at seven. Six directors have been nominated for election by the holders of common stock at the Annual Meeting. These six directors would each serve a one-year term that will expire at the 2025 Annual Meeting of shareholders, or until a successor has been qualified and elected. The Governance, Nominating, and Sustainability Committee continues to assess Board candidates that will bring additional expertise and diversity to the Board.

The Chair of the Board works with outside counsel to conduct a board assessment process annually. The assessment includes an evaluation of the Board, its committees, and its individual members. The performance and feedback for each director is shared with them individually by the Chair of the Board. In addition, each committee Chair receives feedback for their respective committee from the Chair, and the overall review of the Board is shared with the entire Board. Results from the assessment process help inform the Chair, committee Chairs, and the other directors of potential areas for improvement. The Board does not believe that directors should expect to be re-nominated as a matter of course. The board assessment process is a determinative factor in decisions related to individual director tenure, committee leadership, and leadership of the Board.

The proxy holders named herein or their substitutes will vote the proxy at the Annual Meeting or any adjournment or postponement of the Annual Meeting for the election of the six nominees as directors unless the shareholder of record instructs that their authority to vote is withheld. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

Resignation Requirement on Failure to Achieve a Majority Vote

In 2022, the Board adopted amendments to its Corporate Governance Guidelines to require that any director tender the director's resignation if the director does not receive a majority vote in an uncontested election of directors (defined as an election where the number of persons properly nominated for election as directors at a meeting of shareholders does not exceed the number of directors to be elected at such meeting). Under this policy, any nominee for director who fails to receive a majority vote (meaning a nominee who receives a greater number of votes “WITHHELD” from their election than votes “FOR” their election) must promptly tender a resignation to the Board following certification of the shareholder vote. Such resignation will become effective if the Board accepts it in accordance with the procedures set forth below.

The independent directors of the Board will, no later than 90 days following certification of the shareholder vote, evaluate any such tendered resignation considering the best interests of the Company and its shareholders and determine whether to accept or reject the tendered resignation, or whether any other action should be taken. The independent directors may consider any factors and circumstances they consider appropriate and relevant when they decide whether to accept such tendered resignation. Any director who tenders their resignation pursuant to this policy may not participate in the Board action regarding whether to accept the tendered resignation. Prior to voting, the Board will allow the affected director an opportunity to provide any information or statement that the director deems relevant. If the independent directors determine not to accept the tendered resignation, the Company will publicly disclose (via press release or SEC filing) such determination and the factors considered by the independent directors in making such determination.

Diversity of the Board of Directors

The Board has delegated to the Governance, Nominating, and Sustainability Committee responsibility (1) to recruit and vet new candidates for nomination to the Board, and (2) to review continuing competence and contribution of members who wish to stand for reelection. Digimarc has demonstrated an ability to recruit directors who possess expertise in the key areas of our business and who can provide oversight and expertise to the management team. Over the past few years, improving the diversity of our nominees has been an objective of the committee. Those efforts have resulted in the election of Sandeep Dadlani in 2021, the elections of Milena Alberti-Perez and Katie Kool in 2022, the election of LaShonda Anderson-Williams in 2023, and the election of Michael Park in 2024.

The Governance, Nominating, and Sustainability Committee finds candidates through a number of sources, including personal and professional referral networks. As of the date of this proxy statement:

●	All seven of the directors (100%) will have served four years or fewer, and four directors will have served two years or fewer (57%), indicating material refreshment;

●	Four members bring diversity of demographic background (57%) to the Board; and

●	Four members bring gender diversity (57%) to the Board.

Exceptional candidates are under consideration who may bring additional diversity to the Board.

Board Diversity Matrix (As of the Date of this Proxy Statement)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not
				Disclose
				Gender
Part I: Gender Identity
Directors	4	3	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	2	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board of Director Nominees

Each person listed below has been nominated by the Company to be elected to the Board. TCM|Strategic is entitled to a Board seat and membership on all committees under the terms of its Subscription Agreement with the Company, dated September 29, 2020. Mr. McCormack represents TCM|Strategic in this capacity but resigned from membership on Board committees upon becoming President and CEO of the Company on April 12, 2021. There are no other arrangements or understandings between any director and any other person pursuant to which the director is or was to be selected as a director, or pursuant to which the director receives compensation or any other payments from any third party for service as a director. There is no familial relationship between any director and any executive officer of Digimarc.

The following is information about our Board of Directors’ nominees for election as a director as of April 24, 2024.

Candidates for the Board of Directors

Director Nominees	Director Age	Director Since
Milena Alberti-Perez	50	2022
LaShonda Anderson-Williams	50	2023
Sandeep Dadlani	49	2021
Katie Kool	52	2022
Riley McCormack	48	2020
Michael Park	55	2024

Milena Alberti-Perez was elected to our Board in February of 2022. Ms. Alberti-Perez serves as the Chair of the Audit Committee. Ms. Alberti-Perez brings executive, international leadership, digital transformation, audit committee, merger and acquisition, corporate divestiture, post-merger integration, cyber security, cost management, compensation, and data analysis experience to Digimarc’s Board. She was most recently the Chief Financial Officer of Getty Images, Inc. (NYSE: GETY), the world’s leading visual content company. Prior to that, in 2020, she served as the Chief Financial Officer of MediaMath, a demand-side platform for programmatic marketing and advertising. Ms. Alberti-Perez worked in a variety of financial and publishing roles from 2001 to 2017 at Penguin Random House, the world’s largest book publisher, serving as the Global and U.S. Chief Financial Officer of Penguin Random House from 2015 to 2017. As management, she served as a non-voting member of its board of directors and its audit committee. Ms. Alberti-Perez also has extensive experience in corporate and non-profit boards. She serves on the board of Pitney Bowes (NASDAQ: PBI), where she chairs the Finance Committee and serves on the Audit Committee, and Allurion Technologies, Inc. (NYSE:ALUR), where she chairs the Audit Committee.

She also currently serves on three private company boards, Overdrive, International Literary Properties, and Simulmedia. She currently serves on three not-for-profit boards: National Public Radio, Jumpstart, and the Wild Bird Fund. Her academic background includes a Bachelor of Arts degree cum laude from The University of Pennsylvania and a Master of Business Administration, with Distinction from the Harvard Business School.

Expertise that Ms. Alberti-Perez Brings to the Board

Ms. Alberti-Perez’s experience is particularly germane to Digimarc’s initiatives to increase diversity and inclusion at all levels of the Company and improve the Company’s finance oversight and operations, cybersecurity and data management, merger and acquisition activities, post-merger integration, and compensation management areas. She is accomplished across many disciplines with extraordinary leadership qualities and financial and analytical skills. She has led teams of more than 200 people across the full spectrum of financial analysis and reporting, financial and cost management, international and domestic mergers and acquisitions, including the largest merger in book publishing history, and the integration of those companies. She is also experienced in the areas of cybersecurity and data management and digital transformation, aligned with the Company’s strategic direction.

LaShonda Anderson-Williams was elected to our Board in June 2023 and serves on the Governance, Nominating, and Sustainability and Compensation and Talent Management committees. Ms. Anderson-Williams is currently the Chief Customer & Commercial Officer of Salesforce Industries at Salesforce (NYSE: CRM), the world’s leading customer relationship management software platform. She leads the commercialization for Saleforce’s Industry Clouds, focused on the realization of deep, tangible value of Saleforce Industries’ products. Prior to this role, she was responsible for the global industry strategy and vision of the second largest industry vertical at Salesforce, leading a team of over 2,000 professionals in delivering 20+% growth on a $1 billion+ business. Previously, she served in a variety of digital transformation and sales management roles over 20+ years at Microsoft (NASDAQ: MSFT) and IBM (NYSE: IBM). Ms. Anderson-Williams earned a Bachelor of Business Administration (BBA) degree at Texas Woman’s University. She serves on the boards of Medical Informatics Corp. and Flockjay, Inc., and on the advisory board for the University of Houston College of Technology & Engineering. In addition, in 2021 she was recognized in the “Top 50 Most Powerful Women in Technology” by the National Diversity Leadership Conference and among the “Top 25 Women Leaders” by The Healthcare Technology Report.

Expertise that Ms. Anderson-Williams Brings to the Board

Ms. Anderson-Williams’s experience is particularly germane to Digimarc’s initiatives to develop high-performing and diverse talent, foster a world-class sales culture, and improve the Corporation’s sales strategy, operations, and talent management. Ms. Anderson-Williams is accomplished across many disciplines with extraordinary leadership qualities and strategic and operational skills. She has a deep understanding of sales processes and the proven history of success leading enterprise technology sales. She brings executive, people leadership, talent development, sales process, operational excellence, and enterprise technology sales experience to Digimarc’s Board. Ms. Anderson-Williams was referred to the Governance, Nominating, and Sustainability Committee through Him For Her.

Sandeep Dadlani was elected to our Board in March of 2021. Mr. Dadlani serves as a member of the Audit Committee. Mr. Dadlani was named EVP, Chief Digital and Technology Officer for UnitedHealth Group (NYSE: UNH) in September 2022. He is responsible for leading technology and digital strategies across the enterprise to drive innovation and deliver exceptional experiences in health care. In his role, he leads Optum Technology, a leading technology delivery division of Optum, serving the Optum and UnitedHealthcare customer base. Prior to UnitedHealth Group, Mr. Dadlani was the Global Chief Digital Officer at Mars, Incorporated, a $40 billion global conglomerate in the pet care, food and confectionary businesses, where part of his responsibilities focused on the digitalization of the supply chain. He worked with Mars’ global business segments to drive their digital growth, while delivering effectiveness and efficiency to existing business and technology platforms. Earlier in his career, Mr. Dadlani was with Infosys (NYSE: INFY) from 2001 to 2017, where he last held the position of President, Head of Americas and Global Head of Infosys’s Manufacturing, Retail, Consumer Packaged Goods, and Logistic Practices. He co-founded, and eventually ran as Chairman, Infosys Edgeverve, a new artificial intelligence company for Infosys, and Skava, a mobile commerce company. Prior to his employment with Infosys, he began his career in investment banking at Citibank. Mr. Dadlani has won several awards, including CIO of the Year in 2019 by Consumer Goods Technology, one of the top 150 business transformation leaders globally by Constellation Research, and Blue Yonder’s 50 most prominent AI thought leaders in 2021. Mr. Dadlani earned a Bachelor’s degree in Electrical Engineering from M.S. University, Baroda, India and a Master of Business Administration (in finance) from JBIMS, Mumbai University, India.

Expertise that Mr. Dadlani Brings to the Board

Mr. Dadlani brings product management, operations, digital and technology platforms, data management, artificial intelligence, mobile commerce, e-commerce, platform automation, supply chain digitalization, and international experience to Digimarc. Mr. Dadlani is accomplished across many disciplines with extraordinary leadership qualities. He has more than 25 years of experience in operations, consulting, business development and product management. He has been a contributor to the Harvard Business Review and Forbes and is a regular keynote speaker at industry forums. He has co-authored the UN Global report on supply chain sustainability. Additionally, he is on the World Economic Forum’s Global Agenda Council on the Future of Consumption and has participated for several years in the World Economic Forum Annual Meeting in Davos. His experience is particularly germane to Digimarc initiatives to drive digital transformation through product digitization, improve operational efficiencies, and achieve scale across global and industry business segments.

Katie Kool was elected to our Board in March of 2022 and began Board service on July 1, 2022, upon her retirement from Procter & Gamble (NYSE: PG). She serves as Chair of the Board’s Compensation and Talent Management Committee and a member of the Audit Committee and the Governance, Nominating, and Sustainability Committee. Ms. Kool is a seasoned finance executive, who began her career with Procter & Gamble in 1995 and successfully transitioned to general management as a divisional Chief Executive Officer, with a proven history of delivering superior results across both Consumer Products and Services business models. She brings executive, financial, international, innovation, and investor relations experience to Digimarc’s Board of Directors. She last served as the Chief Executive Officer of Tide Cleaners, a wholly owned subsidiary of Procter & Gamble, which is a service-based retailer providing out of home dry cleaning and laundry services through franchise and corporate stores, lockers, home delivery, and college campuses, a role she assumed in January 2019. For the three and a half years prior to her Chief Executive Officer experience, Ms. Kool was the Chief Financial Officer for North America Fabric Care, which includes the Tide, Gain, Downy, and Bounce brands and has over $8 billion in retail sales. She was also Chief Financial Officer for the Global Procter & Gamble Professional business, where she developed a five-year strategic plan, including a more focused operating model and improved profit and loss and cash investments to deliver sustainable Operating Total Shareholder Return. In addition to her extensive business leadership experience, Katie was a key member of Procter & Gamble’s Investor Relations team for five-and-a-half years, during which she partnered with three Chief Executive Officers and led communications for the strategy renewal that spanned two $10 billion productivity programs and a more focused portfolio of strategic brands. Ms. Kool is also a Board Member at Aspen Aerogels (NYSE: ASPN) and serves as Chair of the Audit Committee and on the Nominating, Governance, and Sustainability Committee. In her personal time, Ms. Kool was Co-Founder & Chief Executive Officer of KW CrossFit. She is a Co-Founder and President of Impact100 Genesee County, a nonprofit organization that is a giving circle of women who accelerate positive change in their community. She is a Board Member and Chief Financial Officer for Sonje Ayiti, a nonprofit organization focused on providing tools for Haitians to help themselves via education, economic development, and health promotion, and she co-led the creation of the Cima School of Hope in Haiti, a government-licensed school with over 300 students in Pre-K through 11th grade and over 35 employees. Ms. Kool holds a Bachelor of Arts summa cum laude from Kalamazoo College and a Master of Business Administration from Washington University in St. Louis.

Expertise that Ms. Kool Brings to the Board

Ms. Kool’s experience is particularly germane to Digimarc’s initiatives to increase diversity and inclusion at all levels of the Company, improve the Company’s finance oversight and operations, and help oversee the Company’s investor relations program, post-merger integration, and business innovation and business process reengineering areas. She is accomplished across many disciplines with extraordinary leadership qualities and financial and analytical skills, including business analysis and value creation, financial controls and Sarbanes-Oxley compliance, and talent recruitment, development, and retention. She has successfully navigated a business through the COVID pandemic, introduced and managed disruptive business innovation activities, and led the acquisition, integration, and expansion of two start-ups. She has successfully managed investor relations challenges, and has strong controllership skills, leading the General Ledger Accounting organization for the Americas from the San Jose Costa Rica Service Center during the integration of the Gillette acquisition.

Riley McCormack was elected to our Board in October 2020 and was appointed to be President and CEO in April 2021, prior to which he served as Lead Director and a member of the Audit Committee, Compensation Committee, and Governance, Nominating, and Sustainability Committee, and later the Chair of the Compensation Committee. Since 2015, Mr. McCormack has served as Managing Member and Chief Executive Officer of McCormack Family Investments and founded and has served as Managing Member and Chief Executive Officer of TCM|Strategic, a fund that invested $53.5 million in the Company in September 2020. Previously, Mr. McCormack was the founder, Chief Executive Officer, and Portfolio Manager of Tracer Capital Management, a $1.5 billion New York-based global technology, media, and telecommunication hedge fund. Prior to Tracer, he was a Partner at Coatue Capital and a high-yield Research Analyst at Morgan Stanley, covering media and telecom companies. Mr. McCormack graduated summa cum laude from The Wharton School at the University of Pennsylvania, where he was a Benjamin Franklin Scholar and a Joseph Wharton Scholar.

Expertise that Mr. McCormack Brings to the Board

Mr. McCormack brings executive leadership, strategic, financial, investment, operational and transactional expertise to the Board. He also brings the perspective of a longtime shareholder and major investor. He has extensive experience investing in, and providing advice to, a broad range of companies, with a specific focus on fast-growing global technology, media and telecommunication firms. His prior experience is particularly germane to strategic and financial oversight, attracting institutional investors to Digimarc, and ensuring the interests of all Digimarc shareholder-owners are well-represented. TCM|Strategic is entitled to a Board seat and membership on all committees under the terms of its Subscription Agreement with the Company, dated September 29, 2020, and Mr. McCormack was chosen to fill that Board seat.

Michael Park was elected to our Board in January 2024. Mr. Park serves as a member of the Governance, Nominating, and Sustainability Committee and the Compensation and Talent Management Committee. Mr. Park is SVP and Global Head of AI Go-To-Market at ServiceNow (NYSE: NOW), a leading enterprise software company focused on artificial intelligence powered digital transformation. With over 25 years of general management experience across marketing, product management, sales and go-to-market, Mr. Park has led business transformation and go-to-market strategies at critical junctures for some of the world’s leading technology companies. Mr. Park joined ServiceNow in 2020 and was appointed Chief Marketing Officer in January 2022, where he built an agile marketing team that strengthened the company’s integrated go-to-market strategy across key market segments, solutions, and industries. Prior to ServiceNow, Mr. Park served as Chief Product & Marketing Officer at EagleView from 2019 to 2020, where he modernized its core aerial imagery and reporting businesses into cloud-based big data and machine learning platforms. From 2013 to 2018, he served in leadership roles at HP (NYSE: HPQ), where he rebuilt the company’s commercial personal computer product portfolio and managed services strategy in the span of only 18 months, optimizing the bottom line while also recapturing market share from a key competitor who led the market for a decade. From 2005 to 2013, he served in leadership roles at Microsoft (NASDAQ: MSFT), which included leading the $4 billion U.S. channel business through the 2008 financial crisis, leading product marketing and sales for the Microsoft Dynamics product suite and leading the go-to-market transformation for the $17 billion Server & Tools business division towards hybrid cloud solutions. Mr. Park has a Bachelor of Arts degree in economics and finance from The University of Rochester, and a Master of Business Administration from the Harvard Graduate School of Business.

Expertise that Mr. Park Brings to the Board

Mr. Park brings an innovative and strategic mindset to any challenge and has a strong track record of driving operational rigor and organizational change while collaborating across marketing, product, and sales. His insights into marketing leadership and the role of technology in business transformation and understanding of business model innovation have been featured in various media outlets including Business Insider and The Wall Street Journal. In 2023, Park was named to the Forbes Entrepreneurial CMO 50 list. He has spoken at the Forbes CMO Summit on the future of marketing’s operating model, and participated in discussions where he shares his views on the CMO’s challenges and opportunities in today's dynamic and digitally driven business environment. He has experience developing high performance teams across a broad range of company cultures and is an advocate for diverse hiring and cultivating the next generation of marketing leaders. Mr. Park was referred to the Governance, Nominating, and Sustainability Committee by Ms. Anderson-Williams.

The Board believes that our current directors provide the diversity of experience and skills necessary for a well-functioning board. All our directors have substantial senior executive level experience. The Board highly values the ability of individual directors to contribute to a constructive board environment, and the Board believes that the current board members standing for reelection perform in such a manner.

The Governance, Nominating, and Sustainability Committee reviews the skills and contributions of all Board members annually and reflects those findings in the Board and Committee minutes and in a summary form in the director biographies in the proxy statement. Each of the directors brings unique skills and contributions to the Board and, in aggregate, the members have the skills necessary to help the management team execute Digimarc’s business strategy.

Board of Directors Skills Matrix

The Digimarc Board consists of current and former C-Suite executives with extensive experience overseeing domestic and global operations and managing risk of companies throughout their respective careers. A skills matrix follows. Each director’s profile above also contains a more complete description of each director’s background, professional experiences, qualifications, and skills and contributions. Any public company board of directors upon which a director currently serves or has served during the past five years is set forth in the description above.

In addition to the following matrix, all our directors have experience in the following areas:

●	C-Suite executive

●	Risk Management

●	Corporate Operations

●	International/Global Operations

A Balance of Director Skills, Experience, and Qualifications

Experience or Expertise	Milena Alberti-Perez	LaShonda Anderson-Williams	Sandeep Dadlani	Katie Kool	Riley McCormack	Michael Park
Finance / Accounting	●			●	●
Legal / Governance
Human Capital / Talent Development	●	●	●	●		●
Technology, Data / Cyber Security			●		●	●
Government Affairs / Public Policy					●
Sustainability / Environmental & Social			●	●
Industry Knowledge		●	●		●
Culture / Diversity & Inclusion	●	●		●		●
Sales / Marketing	●	●				●

Determinations of Board Member Independence

Our Board believes that maintaining a strong, independent group of directors is important for good governance, and all but one of our directors qualify as independent. The Board has determined that each of Ms. Alberti-Perez, Ms. Anderson-Williams, Mr. Dadlani, Ms. Kool, Mr. Park, and Ms. Syrett collectively representing all outside members and a majority of our Board, is “independent” as that term is defined by Nasdaq Listing Rule 5605. There were no undisclosed transactions, relationships, or arrangements involving any of the independent directors of Digimarc that were considered by the Board in connection with the determination of whether any particular director is independent.

Vote Required

If a quorum is present, the six candidates receiving the highest number of affirmative votes present or represented and voting on this proposal at the Annual Meeting will be elected to the Board.

The Board of Directors recommends a vote FOR the election of each of the nominees named above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reports as follows:

Review and Approval of Audited Financial Statements

1.	The Audit Committee has reviewed and discussed the audited financial statements and internal controls over financial reporting with our management.

2.

The Audit Committee has discussed with KPMG LLP, Digimarc’s independent registered public accounting firm, the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees).

3.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Digimarc.

4.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Digimarc’s Board, and the Board approved, the inclusion of the audited financial statements in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

As described under the heading “Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2),” the Audit Committee has appointed KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2024, and is seeking ratification of the appointment at the Annual Meeting.

Other Audit Committee Matters

Oversight of Risks and Qualified Legal Compliance Committee

In addition to its traditional responsibilities to oversee the accuracy and completeness of the books and records and financial statements of the Company, to retain and provide oversight of the independent registered public accounting firm, and to review all corporate investments for compliance with the corporate investment policy, the Digimarc Audit Committee oversees corporate risk reporting and analysis and risks in the information technology and information security areas, and acts as the Qualified Legal Compliance Committee.

Cybersecurity and Data Protection

A critical component of the Company’s risk management is the Board’s active involvement in overseeing cybersecurity. The Audit Committee, specifically tasked with oversight for cybersecurity risks, organizes semi-annual reviews, and facilitates the Board’s participation in table-top exercises. These activities enhance the Board’s advisory role and preparedness for cybersecurity incidents.

The Company contracts with an external security firm to perform comprehensive penetration testing on the Company’s network, systems, and services. Management remediates any vulnerabilities and implements any improvements identified in a timely manner. The Company continually monitors its security posture with industry-standard tools to reduce security risks.

Management reports on information security risks, procedures, and any remediation of problems, at each Audit Committee meeting. An extensive report is provided semi-annually, which includes the results of the penetration testing conducted by the external security firm.

In 2023, the Company achieved Service Organization Control 2 (“SOC 2”) Type II certification for its platform. An independent auditor provided this certification after conducting a comprehensive audit, concluding that from August 15, 2022, to February 15, 2023, our information security controls were well-designed and worked effectively. The Company is working diligently to continue to maintain compliance with SOC 2.

Compliance and Training

Digimarc conducts regular and ongoing information security training and maintains a compliance program, which includes live and virtual training and periodic testing to ensure compliance with corporate standards and procedures. New employees must acknowledge that they have completed all the information security training and adhere to standards and procedures upon hire. All other employees acknowledge completion of this training annually.

Submitted by the Audit Committee
of the Board of Directors:

Milena Alberti-Perez, Chair
Katie Kool
Sandeep Dadlani
Alicia Syrett

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2 on your proxy card)

Appointment of KPMG LLP

The Audit Committee of the Board has appointed KPMG LLP as Digimarc’s independent registered public accounting firm to audit our financial statements and internal controls over financial reporting for the year ending December 31, 2024. Although ratification by our shareholders is not required by law, the Board has determined that it is desirable to request ratification of this appointment by the shareholders. Notwithstanding the appointment, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Digimarc and its shareholders.

If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders and to make a statement if they desire to do so.

Audit and Other Fees Paid to KPMG LLP

The following table presents aggregate fees billed for audit and other professional services rendered by KPMG LLP for the years ended December 31, 2022, and December 31, 2023.

	Fiscal Year Ended December 31,
	2022	2023
Audit Fees (1)	$934,544	$665,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	55,709	19,904
All Other Fees (4)	—	—
Total Fees	$990,253	$684,904

(1)

Audit Fees consist of fees for professional services rendered for the audit of our 2022 and 2023 annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with regulatory filings, including comfort letters and consents.

(2)

Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” No such fees were incurred in 2022 or 2023.

(3)	Tax Fees consist of fees billed for professional services rendered for tax research and consulting services.

(4)	All Other Fees consist of fees related to other services. No such fees were incurred in 2022 or 2023.

Approval of Audit Fees and Pre-Approval Policy

The Audit Committee reviews and approves all fees paid to KPMG LLP. The Committee pre-approves the Audit, Audit-Related, Tax, and All Other services performed by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm that is reviewed and updated from time to time. Under the policy, the term of any pre-approval is generally twelve months from the date of pre-approval.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm and the specific services included within the pre-approvals are established annually by the Audit Committee and are reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels, amounts, or type of services require specific pre-approval. No services were provided by the independent auditors under the categories of “Audit-Related Fees” or “All Other Fees” in 2022 or 2023.

Vote Required

If a quorum is present, the appointment of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast in favor of this proposal exceed the votes cast opposing this proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024.

MANAGEMENT TEAM

Executive Officers

The following table contains information regarding our executive officers as of April 24, 2024. There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer is or was to be selected as an executive officer. Additionally, there is no family relationship between any director and any executive officer of Digimarc.

Name	Age	Position
Riley McCormack	48	Chief Executive Officer & President
Charles Beck	46	Executive Vice President, Chief Financial Officer and Treasurer
Thomas (Tom) Benton	53	Executive Vice President, Chief Revenue Officer
George Karamanos	44	Executive Vice President, Chief Legal Officer and Secretary
Tony Rodriguez	55	Executive Vice President, Chief Technology Officer
Ken Sickles	53	Executive Vice President, Chief Product Officer

Riley McCormack was named our Chief Executive Officer and President on April 12, 2021. Since 2015, Mr. McCormack has served as Managing Member and Chief Executive Officer of McCormack Family Investments and founded and has served as Managing Member and Chief Executive Officer of TCM|Strategic, a fund that invested $53.5 million in the Company. Previously Mr. McCormack was the founder, Chief Executive Officer, and Portfolio Manager of Tracer Capital Management, a $1.5 billion New York-based global technology, media, and telecommunication hedge fund. Prior to Tracer, he was a Partner at Coatue Capital and a high-yield Research Analyst at Morgan Stanley, covering media and telecom companies. Mr. McCormack graduated summa cum laude from The Wharton School at the University of Pennsylvania, where he was a Benjamin Franklin Scholar and a Joseph Wharton Scholar.

Additional information concerning Mr. McCormack is set forth under “Election of Directors” in this proxy statement.

Charles Beck was named our Executive Vice President, Chief Financial Officer, and Treasurer on November 5, 2013, having served since May 2012 as our Controller. Mr. Beck also oversees information technology and facilities. Before joining Digimarc, Mr. Beck was a senior manager at KPMG LLP, which provides audit, tax and advisory services, where he served in various management roles since 2002. Mr. Beck is a CPA and holds an M.B.A. in Finance, and a B.A. in Accounting, having graduated summa cum laude from the University of Portland. Mr. Beck was also the recipient of the University of Portland Dean’s Award in 2000 and completed the Executive Program for Growing Companies from the Stanford University Graduate School of Business.

Tom Benton was named our Executive Vice President and Chief Revenue Officer on September 25, 2023. Mr. Benton is responsible for driving top-line revenue growth and facilitating an inflection point in the adoption of product digitization by the world’s leading brands. He brings 30 years of world-class sales leadership and hands-on experience helping large enterprises harness the power of transformational technologies. Mr. Benton also fosters collaboration with channel partners to drive critical market growth. Prior to joining Digimarc, Tom served in sales leadership roles at Oracle and Salesforce. Later, he served as Chief Revenue Officer at Workmarket, an ADP company, where he delivered a 53 percent compound annual growth rate in revenue. Most recently, Mr. Benton was Chief Revenue Officer at HireVue, doubling annual recurring revenue in three years and securing over half the Fortune 100 as clients. Mr. Benton has bachelor’s degrees in commerce and marketing from Santa Clara University.

George Karamanos was named our Executive Vice President, Chief Legal Officer, Compliance Officer & Corporate Secretary on April 8, 2024. Mr. Karamanos manages Digimarc’s global legal affairs with a focus on corporate governance and go-to-market acceleration. He brings nearly two decades of business-to-business, software-as-a-service legal experience to Digimarc, building on CLO and General Counsel roles at DataRobot, Inc. and AppDynamics, respectively. Mr. Karamanos most recently served as CLO at ZipHQ, where he optimized the legal function for deal velocity and go-to-market acceleration. He holds an LLM with high merit in Comparative Competition and IP Law from University College, London, a J.D. from New York University School of Law, and a B.A. in Ancient History with high distinction from the University of Virginia.

Tony Rodriguez was named our Executive Vice President and Chief Technology Officer on April 29, 2019, having previously served as Chief Technology Officer and Vice President of Engineering and Research and Development since June 2008. Mr. Rodriguez joined Old Digimarc in September 1996 and has over 30 years of experience in computer science and image processing research and development. Prior to joining Digimarc, Mr. Rodriguez worked at the Intel Architecture Lab as a senior software engineer and held a variety of software development and engineering positions at Raytheon, the Jet Propulsion Laboratory (JPL), and IBM. He holds a B.S. in electrical engineering from the University of Washington and completed the AeA/Stanford Executive Institute program from the Stanford Graduate School of Business.

Ken Sickles was named our Executive Vice President and Chief Product Officer on November 1, 2021. Mr. Sickles is responsible for developing, delivering, and supporting Digimarc’s world-class global technology platform that advances the reach and effectiveness of automatic identification of media across multiple industries. Mr. Sickles has built his expertise with product, technology and marketing over twenty-five years building software-as-a-service (SaaS) products in both the B2B and B2C space. He has helped build multi-sided SaaS platforms from the ground up and successfully bring them to market, as well as extend SaaS platforms currently in the market. He has a passion for using his experience to enable technology to make our world a better place. Mr. Sickles joined Digimarc from ThinkTank, where he was Chief Technology Officer/Chief Product Officer from 2017 through 2021 and was a key contributor in the acquisition of the company by Accenture in May 2021. His previous experience includes product leadership positions for companies like 1WorldSync (then a GS1 subsidiary), Dow Jones, and Cognos.

EXECUTIVE COMPENSATION

Report of the Compensation and Talent Management Committee of the Board of Directors

The Compensation and Talent Management Committee reports as follows:

Determination and Approval of Executive Compensation

The Compensation and Talent Management Committee, together with the Company’s independent outside compensation consultant, reviews assessments of executive compensation practices at least annually against comparative data and our compensation philosophy. In conjunction with the work of our independent outside compensation consultant, our President and CEO makes recommendations to the Compensation and Talent Management Committee for executives other than himself whose pay is reviewed by the Compensation and Talent Management Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy and corporate strategy. The Compensation and Talent Management Committee considers any recommended changes and then adopts and approves compensation packages for each of the officers before the Company can implement them.

Use of Compensation Advisors

The Compensation and Talent Management Committee has the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of the consultant. The Compensation and Talent Management Committee has retained Farient Advisors, a nationally recognized independent consulting firm, to provide an independent review of our executive compensation program, assist in identifying a peer group, examine our pay practices relative to the market, and assist in the design of compensation programs. The consultant provides the Committee information on market compensation classifications and trends from time to time but otherwise does not have a material additional relationship with the Company. The Committee also utilizes the services of Alliance Advisors, an advisory and proxy solicitation firm, and the law firm of Perkins Coie LLP.

Inclusion of a Compensation Discussion and Analysis

Although as a smaller reporting company Digimarc is exempt from the requirement to provide a Compensation Discussion and Analysis (the “CD&A”) as part of its proxy statement, we have elected to include the CD&A again this year, as we did for fiscal years 2021 and 2022. The CD&A is designed to provide an overview and understanding of the Company’s compensation for its named executive officers. It also provides detail on several items formerly contained in this report, including our compensation philosophy, the actions we have taken in response to prior advisory votes, the selection of our peer group, instances that can lead to forfeiture of equity compensation, the prohibition of speculative transactions involving Company stock (including hedging and pledging), the absence of problematic pay practices, cash and stock “claw-back” provisions, equity vesting periods and the role they play in retention and performance-based compensation, and the increasing shift to “at risk” short-term and long-term incentive compensation. Please review the CD&A to better understand the significant changes to prior compensation practices that have been implemented by the Compensation and Talent Management Committee.

The Compensation and Talent Management Committee reviewed and discussed with Digimarc’s management the CD&A (required by Item 402(b) of Regulation S-K of the Securities Act). Based on the review and discussions, the Compensation and Talent Management Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2023.

No Severance Packages

All named executive officers are employees at-will without severance packages. As a significant departure from the practice with respect to the Company’s prior CEO, the current CEO has no severance package, and the Committee has eliminated payments made upon the departure of a CEO.

However, the named executive officers have change in control retention agreements that will expire at the end of 2024. These are more fully discussed at page 35below.

Increased “At-Risk” Compensation

While this topic is addressed in more detail in the CD&A, the Compensation and Talent Management Committee emphasizes that all officers have significant portions of their bonus and equity compensation pay at risk, with payment tied to rigorous targets. See the CD&A for more detail from the Compensation and Talent Management Committee.

Investor Feedback

We have received valuable feedback in response to our outreach to shareholders. For more details about our engagement and shareholder responsiveness, please see page 25 below. In 2022 and 2023, Digimarc, with feedback from shareholders, the Board, and management, revamped the executive compensation program to create stronger pay-for-performance alignment, create a collaborative environment, and drive shareholder value.

The Committee solicits additional feedback from our investors.

●

To assist in our engagement with shareholders, we have retained Alliance Advisors. Please feel free to share any appropriate information with them. Reid Pearson, our lead consultant, can be reached at: rpearson@allianceadvisors.com.

●

You can also write to the Compensation and Talent Management Committee c/o the Corporate Secretary at Digimarc. Alternatively, you can provide information to the Corporate Secretary by email at: George.Karamanos@digimarc.com. The Chair of the Compensation and Talent Management Committee can be reached at: Katie.Kool@digimarc.com. The Corporate Secretary will ensure that all communications get to the right member or members of the Board or the Compensation and Talent Management Committee.

●	Compensation and Talent Management Committee members are also available for telephonic meetings.

●	You can also vote on the annual “say-on-pay” proposal.

Information in this proxy statement describes the compensation paid to members of the Board and the named executive officers of the Company. We have provided summaries of the types and amounts of compensation, and how each is determined, in paragraphs and tables below.

Submitted by the Compensation and
Talent Management Committee of
the Board of Directors:

Katie Kool, Chair
LaShonda Anderson-Williams
Michael Park
Alicia Syrett

Compensation Discussion and Analysis

This CD&A provides an overview and understanding of the Company’s compensation for its named executive officers. Biographical information relating to the following officers is set forth on page 21.

●	Riley McCormack, President and Chief Executive Officer
●	Charles Beck, Executive Vice President, Chief Financial Officer and Treasurer
●	Joel Meyer, Executive Vice President, Chief Legal Officer and Secretary (through April 7, 2024)
●	Tony Rodriguez, Executive Vice President and Chief Technology Officer
●	Ken Sickles, Executive Vice President and Chief Product Officer

Executive Summary

Our Strategy

After purposeful strategic transformation, Digimarc has bolstered the depth and diversity of our Board and employees; streamlined our products while expanding their capabilities; and increased our commitment to being a trusted, responsible enterprise partner to the world’s leading businesses and governments.

Digimarc is the pioneer and global leader in digital watermarking technologies, providing superior identification and authentication of physical and digital items, often at massive scale, where other methods of identification or authentication do not work as well or at all. As our world becomes increasingly digital and companies progress their digital transformation journeys, Digimarc maximizes the ways in which products and multimedia can digitally interact with the various systems that surround them. We bring products to life with a cloud-based, digital record of their journey and interactions, empowering customers with complete product visibility and actionable intelligence that enables them to run their business better. Steps taken to power our strategic transformation include:

1)	Consolidating our technology components into a unified platform to optimize for scalable product delivery, growth, and competitive differentiation

2)

Launching products on our product digitization platform that are accretive to each other and address large and growing problems for which our unique identification and authentication technology provides a differentiated solution

3)	Adding a new senior leader, Tom Benton, our Chief Revenue Officer, with experience and diverse background to drive top-line revenue growth and adoption of our product digitization platform

4)	Amplifying the reach of our platform by leveraging channel partners to bring our product digitization capabilities to their customers

5)	Focusing on organizational health to increase employee engagement and clarity, which in turn allows for faster and more robust decision-making

We believe the broad applicability of our unique technology, applied to building products that scale and create compounding value for our customers, driven by world-class people operating in an environment of empowerment and clarity, provides enhanced value for all our stakeholders, including shareholders.

Aligning Strategy and Pay

To reinforce Digimarc’s strategic shift, the Company has revamped and will continue to review its executive compensation program to ensure alignment with Digimarc’s growth strategy and shareholder value creation by:

●	Increasing focus on both short and long-term performance for executives with our annual and long-term performance-based incentive program
●	Maintaining an annual performance-based plan focused on key financial and strategic drivers of success
●	Expanding our performance-based long-term incentive equity plan tied to long-term financial and relative external market metrics

Shareholder Engagement and Say-on-Pay (“SOP”) Results

At our 2022 and 2023 annual shareholder meetings, shareholders approved our SOP advisory proposal with over 95% and 97%, respectively, of the votes cast by our shareholders voting in favor of the proposal. These results were a significant improvement over prior years and are directly linked to the major changes the Compensation and Talent Management Committee made to the pay program in recent years, which better links executive pay with shareholder interests. The Committee made many of these changes based on shareholder feedback. The Company continues to further develop these plans and programs focused on driving Company success and stakeholder value.

Shareholder feedback has been and will continue to be an important component of the Company’s executive pay program. During the past several years, the Company has engaged with several of its top shareholders on topics ranging from business strategy and executive compensation to sustainability. Our Board Chair, who is also a member of our Compensation and Talent Management Committee, led many of these conversations, which also included members of our management team.

Our Response to Shareholder Feedback

With feedback from shareholders, the Board, and management, has revamped the executive compensation program to create a stronger pay-for-performance alignment, create a collaborative environment that values and promotes diversity, and drive shareholder value. In 2024, the Company will continue to increase its focus on these areas to support enduring value creation as we illuminate a product’s journey to provide trusted intelligence and promote a prosperous, safer, and more sustainable world.

2022 - 2024 Executive Compensation Program Evolution

Shareholder Feedback		Actions Taken in Response
●	Limited/lack of performance-based elements	●	2022	–	The Company implemented a disciplined annual short-term incentive (STI) program focused on key financial and strategic drivers of value and added a new performance-based equity component (PRSUs) to our long-term incentive (LTI) program, which is tied to both financial and relative total shareholder return (“rTSR”) growth over a three-year period
		●	2023	–	The Company decreased salary levels for CEO and EVPs, increased the STI percentage of salary for EVPs to 40% (80% for CEO), and increased PRSUs to constitute 50% of the LTI program for EVPs, with the CEO continuing to have 100% of his LTI in PRSUs
				–

For the STI program, financial measures focused on Annual Recurring Revenue ("ARR") and Q4 2023 Non-GAAP Adjusted Net Income, and strategic measures continued to focus on communication & collaboration and improvement in strategic operating objectives

				–	PRSUs continued to focus on three-year growth in subscription revenue and rTSR
		●	2024	–	The Company continues to focus on STI in the form of a cash bonus and LTI in the form of PRSUs earned based on key financial, strategic, and relative market metrics
●	Named executive officers (“NEOs”) should have material portion of compensation at risk	●	2022	–	Increased compensation at risk to 50% to 100% of NEO incentive compensation through STI in the form of a cash bonus and LTI in the form of PRSUs
		●	2023	–	CEO continued to take his LTI as 100% PRSUs while other NEOs have increased their PRSUs to 50% of total LTI awards
		●	2024	–	CEO’s LTI award will continue to be 100% PRSUs, while NEOs will continue to receive 50% of their LTI in the form of PRSUs
●	Peer Group revenue size is large	●	2023	–	The Compensation and Talent Management Committee established a new primary peer group to benchmark CEO pay. This peer group more closely reflects Digimarc’s business model and revenue size for more industry- and size-appropriate comparisons of executive pay
		●	2024	–	The Committee removed WaveDancer, Inc. and VirnetX Holding Corporation from the peer group established for 2023 because of their relatively small market capitalization

Compensation and Governance Practices

The Compensation and Talent Management Committee regularly reviews best practices in executive compensation and governance. A summary of “What We Do” and “What We Don’t Do” is listed below.

	What We Do		What We Don’t Do
●	Pay-for-Performance philosophy and culture	●	No hedging and pledging of Digimarc stock
●	Strong emphasis on performance-based incentive awards	●	No perquisites
●	Performance-based long-term equity awards focused on growth and shareholder value	●	No excise tax gross ups
●	Robust stock ownership and retention guidelines	●	No individual severance agreements with NEOs and other members of management
●	Claw-back policies that cover short- and long-term incentive awards in the event of financial restatement as well as executive misconduct causing financial or reputational harm
●	Restrictions on short-term or speculative securities transactions
●	Double trigger change of control vesting provisions
●	Independent Board committee oversight
●	Independent compensation consultant

Our Compensation Process

Compensation Philosophy

In the broad sense, Digimarc’s goals for its executive compensation program are to: (1) attract, retain, motivate, and appropriately reward the Company’s executive officers; and (2) align the interests of the Company’s executive officers with those of Digimarc shareholders. Digimarc seeks to accomplish these goals in a way that rewards performance and is aligned with its shareholders’ long-term interests. For 2023, the Company’s primary objectives for the plan evolved further to:

(1)	Provide a competitive target compensation opportunity

(2)

Align the interest of the Company’s executive officers with those of Digimarc shareholders, with a reward for long-term value creation (NEOs have 50% of LTI in PRSUs, while CEO has 100% of LTI in PRSUs)

(3)	Reward short-term and long-term performance in line with creating shareholder value, shifting compensation from base salary to STI

(4)	Create internal equity and collaborative focus for the executive team

(5)	Ensure compensation provides attractive fixed compensation, with an increased focus on performance

(6)	Create a greater pay for performance alignment, providing upside leverage for greater performance and wealth creation

(7)	Align with standards of good governance

(8)	Keep the program as simple as possible and yet achieve desired objectives

The Role of the Compensation and Talent Management Committee, Management, and Compensation Consultant

Independent Compensation and Talent Management Committee: Executive compensation is reviewed and established by the Compensation and Talent Management Committee of the Board, which consists solely of independent directors. The Committee periodically meets in executive session or working group meetings, without the executive officers present, to discuss and determine the annual named executive officers’ compensation. The Committee receives data, analysis, and input from an independent compensation consultant that does not perform any additional services for Digimarc’s management and works solely for the Committee. The Committee and management also solicit and value the comments and recommendations of our investors. Finally, in 2023 and 2024, the Board added two new members to the Committee.

Management: The CEO reports regularly to the Board and the Compensation and Talent Management Committee information regarding the individual and collective performance of the executive officers and makes recommendations, in consultation with the independent compensation consultant, on all components of each executive officer’s total compensation package. The Committee considers these recommendations as one set of data in making their decisions.

Independent Compensation Consultant: The Committee retains Farient Advisors to assist in designing a market competitive, performance-based compensation program for all executives, tied to financial, strategic and market metrics. The Committee relies on its independent compensation consultant with respect to the data upon which the program is made, and to make recommendations for appropriate types and allocations of cash and equity compensation relative to the peer group and business objectives. The Committee also relies on Perkins Coie LLP to provide legal research and analysis and to draft and review policies and agreements. The Committee requires all Committee advisors and consultants to provide an annual independence assessment to the Committee.

Approach to Benchmarking

Our primary data source for evaluating all elements of compensation for our CEO is data compiled by our independent compensation consultant, Farient Advisors. For 2023, the CEO’s compensation was based on the Company’s peer group and the Radford Global Technology Survey, for relevant size groupings. For our other NEOs, our primary data source is the Radford Global Technology Survey.

In setting executive compensation, the Compensation and Talent Management Committee uses compensation data about other companies in our designated peer group as a reference point to provide a framework for its compensation decisions.

For 2023, Digimarc adopted a new approach to peer screening that incorporates a focus on similar-sized information technology and software companies with a similar customer base, business model, product focus that maintain good governance. Digimarc revenues approximate the median of this peer group. The Compensation and Talent Management Committee approved the following group of 16 companies:

American Software	Aware	CEVA	eGain Corp
Identiv	Immersion	Intellicheck	Mitek Systems
NVE	OMNIQ	PDF Solutions	Rekor Systems
ReposiTrak[1]	Smith Micro Software	VirnetX Holding	WaveDancer

(1)	Park City Group changed its name to ReposiTrak in 2023.

Our Compensation Program

Compensation Elements and Pay Determination

There are three primary components of the executive compensation program: (1) base salary, (2) a STI in the form of a cash bonus, and (3) a LTI that is comprised of time-based RSUs and PRSUs. The Committee believes that a material portion of all officers’ compensation must be “at risk,” so all officers have a short-term incentive element (a performance bonus) included in their compensation packages. “At risk” also means that the Company must meet a threshold performance level before any bonus is paid, and once that threshold is met, there should be an escalating scale which encourages exceeding the targets. The same principle applies to performance-based equity grants.

Compensation Program for 2023

Pay Element	Form	Description			Rationale
Salary	Cash	●	Fixed component of pay targeted at the median of the market		●	Designed to be market-competitive and attract and retain talent
		●	Reviewed annually, taking into consideration executive’s level of responsibility, experience, knowledge, future potential, and competitive market data
Annual Incentive Plan	Cash	●	Variable compensation component linked to Company financial and strategic goals		●	Incentivizes executives to focus on top line growth balanced with improving cash flow for future investments and growth
		●	Tied to increase in ARR as a leading indicator of growth and improved Q4 Adjusted Non-GAAP Net Loss as a proxy for normalized free cash flow		●	Reinforces key priorities of the organization
					●	Enhances collaboration and teamwork
		●	Tied to achieving strategic goals including strategic operating objectives and engagement survey results focused on collaboration and communication
		●	All executives tied to the same goals
		●	Executives could earn 0% to 200% of their target award based on achievement of pre-established targets
Long-term Incentive Plan	RSUs/PRSUs(1)	●	Variable compensation component linked to Company financial and stock performance		●	Intended to motivate and reward executive contribution to achieve Company’s long-term growth objectives and increase shareholder value
		●	PRSUs – cliff-vest in three years tied to growth		●	Serves as retention mechanism
			–	Subscription Revenue (50%)
			–	rTSR vs. the constituents of the S&P US Small Cap Software and Services Index (50%)
			–	Executives could earn 0% to 200% of their target award based on achievement of pre-established absolute and relative targets
		●	RSUs – vest quarterly over three years

(1)	In 2022 and 2023, the CEO chose to receive his long-term equity incentive 100% in PRSUs, requiring the Company to meet performance thresholds to receive any compensation.

Digimarc believes that its 2023 executive compensation program, which emphasized long-term time and performance-based equity awards and short-term performance-based bonuses, is strongly aligned with the long-term interests of its shareholders.

Base Salary

The Committee’s approach to compensation is to offer a base salary that is competitive with an identified benchmarking peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of shareholders. Base salary is determined by market-median data for the executives’ positions, individual performance, and competitive pay positioning. For 2023, the Committee reduced salaries for the CEO and EVPs from the prior year and increased target compensation of the annual performance-based incentive plan, which required executives to achieve rigorous growth and improvement goals.

Executive	2022 Salary		2023 Salary
Riley McCormack	$400,000	(1)	$375,000
Charles Beck	$375,000		$355,000
Joel Meyer (2)	$360,000		$340,000
Tony Rodriguez	$325,000		$310,000
Ken Sickles	$325,000		$310,000

(1)	In 2022, the Company paid Mr. McCormack’s base salary as $1 in cash and the balance in PRSUs.

(2)	Mr. Meyer served as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary through April 7, 2024

Annual Incentive Plan

The annual incentive plan is meant to reward executives for achieving short-term goals that are key to the Company’s success. In 2022, the Committee established a new STI plan for executives based on financial and strategic objectives that drive the Company’s long-term success. In 2023, in conjunction with a decrease in salary, the Company increased the target annual incentive plan award from 25% to 40% of salary for non-CEO NEOs, and from 65% to 80% of salary for the CEO. Executives have an opportunity to receive 0% to 200% of their STI target based on performance against pre-determined goals. Achievement of threshold performance would yield an incentive payout of 50% of target, while achieving stretch goals could yield up to 200% of target.

For 2023, the Committee set financial and strategic goals for the annual incentive plan focused on ARR as a leading indicator of growth, Q4 Adjusted Non-GAAP Net Income as a proxy for normalized free cash flow, and two strategic metrics: (i) improvement in strategic operating objectives; and (ii) improvement in organizational health (focused on collaboration, teamwork, clarity of vision, and employees’ role in the Company’s success) to drive efficiency, productivity, and growth. The Committee measured improvement in strategic operating objectives on strategic action scores and improvement in organizational health on specific employee survey questions, both versus baselines established at the beginning of the year. The Committee tied all executives to the same goals to emphasize the importance of collaboration and teamwork in driving this success.

Category	Performance Measures	How Calculated	Reason for Use
Financial	ARR Growth	ARR(1) growth measures the % change in ending ARR in the current year vs. prior year	ARR growth provides a leading indicator of future subscription revenue growth
Improvement in Q4 Adjusted Non-GAAP Net Income

Improvement in Adjusted Non-GAAP Net Income for the 4th quarter represents reported Non-GAAP Net Income or Loss, which excludes non-cash and non-recurring items, and is adjusted to exclude cash incentive compensation and to normalize service revenues over the year; Improvement is measured by comparing current year vs. prior year

Adjusted Non-GAAP Net Income is a proxy for normalized free cash flows
Strategic	Communication and Collaboration	Based on improvement in employee survey on questions regarding collaboration and clear communications	Following the integration of EVRYTHNG Limited, Digimarc’s success will be heavily driven by collaboration and all operating as One Company that is agile, resilient, and adaptive
	Strategic Operating Objectives	Based on improvement in scores for organization’s standard operating objectives spanning all functions of the organization—Score calculated from 1-5 on all Company Strategic Operating Objectives

Strategic Operating Objectives are cross-functional short-term initiatives focused on driving the Company’s long-term success, with each having an executive lead and cross functional team designated to meet the clear-cut objectives

(1)	Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

The financial metrics ranged from a payout opportunity of 50% at threshold and 175% at maximum with ARR and Q4 Adjusted Non-GAAP Net Income being equally weighted. There was an additional 25% opportunity for achieving target on both strategic measures as they were equally weighted and could receive payouts of 50% at threshold and 100% for achieving target.

Digimarc had a very strong year, with ARR growing over 70% this year and Q4 Adjusted Non-GAAP Net Loss improving by 44% based on significant growth in revenues and efficiencies created by the Company’s reorganization in early 2023. With Digimarc significantly exceeding growth goals and expectations, the Company paid out 200% of the annual STI target this year following two years of zero or limited payouts due to not having met the rigorous goals established in 2021 and 2022.

2023 Annual Incentive Plan Measures, Goals, and Payouts

		Threshold	Target	Maximum	Improvement	Payout
Financial Metrics	Wtg.	50%	100%	175%
ARR Growth	50%	12%	27%	42%	71%	87.5%
Q4 Adjusted Non-GAAP Net Income	50%	2%	11%	21%	44%	87.5%

		Threshold	Target	Maximum	Actual	Payout
Strategic Metrics	Wtg.	50%	100%	100%
Communication/Collaboration	12.5%	55.0	57.5	57.5	61.0	12.5%
Strategic Operating Objectives	12.5%	2.75	3.75	3.75	4.32	12.5%
				Total Payout (as % of Target)		200%

Long-Term Incentive Plan

For 2023, Digimarc continued to award performance-based long-term equity for all executive officers, similar to the plan for 2022. The plan provides for performance-based equity awards to be earned from 0% to 200% of the target amount tied to measures of revenue growth and rTSR (vs. the S&P US Small Cap Software & Services Index), which will cliff-vest in three years based on the Company’s performance on both metrics (split 50/50). The revenue growth metric is fiscal year 2025 subscription revenue, measured using a compound annual growth rate (“CAGR”) relative to fiscal year 2022 subscription revenue. The rTSR metric is calculated as the cumulative total shareholder return (“TSR”) for Digimarc compared to TSR for the constituents in the S&P US Small Cap Software and Services Index (measurement starting as of 1/1/2023). The results of the subscription revenue and rTSR goals are weighted 50% each and combined for potential payout of 50% at threshold, up to 200% at the maximum level of performance. Awards are zero below the threshold and linearly interpolated between threshold and target and target and maximum performance levels. As 2023 was the second year of the performance-based equity plan, no shares have yet vested.

Generally, the recipient of equity awards granted by Digimarc will forfeit the awards if the recipient does not perform as anticipated. The most obvious circumstances involve the PRSUs, where the recipient forfeits the award if the recipient does not achieve the preconditions to vesting, as well as if the employee does not remain employed until the end of the applicable performance period. For employees we place on performance improvement plans to address performance deficiencies, we defer granting additional equity awards pending the successful completion of the improvement plan or cancel them upon termination of employment. We may also suspend continued vesting under certain circumstances.

As the Company continues its growth journey, the Company's rTSR improved 148% in 2023 versus 2022. Starting in 2023, the LTI value tied to PRSUs increased to 50% for executives. Non-CEO executives continue to receive 50% of their long-term equity incentive in the form of time-based RSUs, which vest ratably over three years (except for the CEO who continues to receive 100% of his LTI value in PRSUs tied to the same metrics as all executives).

Executive	2022 Target LTI Value	2023 Target LTI Value (2)
Riley McCormack (1)	$850,000	$1,050,000
Charles Beck	$325,000	$375,000
Joel Meyer	$300,000	$350,000
Tony Rodriguez	$300,000	$350,000
Ken Sickles	$325,000	$350,000

(1)	In 2022 and 2023, Mr. McCormack’s LTI was awarded 100% in PRSUs.

(2)	In 2023, for the other named executive officers, the portion of LTI in the form of PRSUs increased to 50%

The Committee believes that equity compensation is the primary tool that aligns the interests of Company executives with the shareholders. The bulk of many of Digimarc’s officers’ net worth is in Digimarc shares, driving increased incentive to meet or exceed deliverables and key performance indicators. Executives are provided an increasing return if the market price of our common stock appreciates, creating an incentive to increase shareholder value, and executives feel the pain that other shareholders feel if the stock price decreases. All executives have robust stock ownership requirements (as described under Other Compensation Practices and Policies – Stock Ownership Guidelines).

Benefits

No Perquisites. We do not provide perquisites or other personal benefits to our named executive officers, other than those benefits provided to all other employees. The Company does not engage in lending, gross-ups, or other questionable compensation practices.

Other Compensation Practices and Policies

Stock Ownership Guidelines

Our directors and named executive officers are subject to robust stock ownership guidelines. Under our guidelines, we require named executive officers and directors to own Company stock as a means of supporting alignment with the interests of our long-term shareholders. Our stock ownership guidelines are described in the section entitled Officer and Director Stock Ownership Guidelines on pages 8-9.

Anti-Hedging and Anti-Pledging Provisions

We expressly prohibit hedging and pledging of Company stock by all officers, directors, and employees. Moreover, we prohibit short-term and speculative transactions (expressly including hedging or pledging of Company stock) for all officers, directors, and employees under Digimarc’s insider trading policy. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel if they engage in short-term or speculative securities transactions. Therefore, we prohibit Company officers, directors, and employees from engaging in any of the following activities involving the Company’s shares:

●	Purchasing the Company’s securities on margin

●	Short sales

●	Buying or selling puts or calls

●	Trading in options (other than those granted by the Company)

●	Pledging Company securities as collateral for a loan

●	Any hedging or monetization transaction, such as zero-cost collars and forward sale contracts

Claw-back Policies

In 2023, our Board adopted a new Incentive Compensation Recovery policy for executive officers in compliance with Section 10D of the Securities Exchange Act of 1934, Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608, which requires the Corporation to recoup incentive compensation from executive officers in the event of a financial restatement. In addition, the Board expanded the Claw-back Policy applying to all officers and employees in the Corporate Governance Guidelines. Under the revised guidelines, if any officer or employee of the Corporation engages in any of the following:

●	Fraud or intentional misconduct that causes the Corporation to restate its financial statements,

●	Sexual harassment, or

●	Detrimental conduct by such officer or employee that causes material financial or reputational harm,

then the Corporation will have the discretion, at the direction of the Compensation and Talent Management Committee after it has considered the costs and benefits of doing so, and to the extent permitted by applicable law, to take any or all of the following actions, as determined by the Compensation and Talent Management Committee in its discretion, regarding any incentive compensation (including any equity compensation) awarded or paid to such officer or employee:

●	Require such officer or employee to reimburse the Corporation for all or a portion of such incentive compensation,

●	Cancel all or a portion of such incentive compensation, or

●	Take other remedial and recovery action.

Post-Employment Compensation/Change-in-Control

There are no post-employment compensation agreements or plans other than the Change in Control Retention Agreements we entered with each of the executive officers. These are double trigger agreements, which require both (i) an actual change in control, and (ii) a termination without cause or material diminution in the roles and responsibilities of the affected executive, for the executive to be entitled to receive compensation and benefits.

Compensation Paid to Named Executive Officers in 2023 and its Components

2023 SUMMARY COMPENSATION TABLE

The following table contains information in summary form concerning the compensation earned by our named executive officers for the years ended December 31, 2021, 2022, and 2023.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation ($)	Stock Awards ($) (1)		All Other Compensation ($) (3)	Total ($)

Riley McCormack	2023	$375,000	$600,000	$1,375,518		$100	$2,350,618
Chief Executive Officer & President	2022	$1	$—	$1,916,242		$—	$1,916,243
	2021	$1	$—	$250,071	(2)	$40,000	$290,072

Charles Beck	2023	$355,000	284,000	$433,274		$14,175	$1,086,449
Executive Vice President,	2022	$375,000	$28,125	$477,075		$13,550	$893,750
Chief Financial Officer and Treasurer	2021	$371,315	$—	$331,458		$12,125	$714,898

Joel Meyer	2023	$340,000	$272,000	$404,305		$15,775	$1,032,080
Executive Vice President,	2022	$360,000	$27,000	$449,469		$14,100	$850,569
Chief Legal Officer and Secretary	2021	$356,895	$—	$285,324		$12,603	$654,822

Tony Rodriguez	2023	$310,000	$248,000	$404,305		$100	$962,405
Executive Vice President,	2022	$325,000	$24,375	$449,469		$14,375	$813,219
Chief Technology Officer	2021	$309,000	$—	$289,582		$13,750	$612,332

Kenneth Sickles	2023	$310,000	$248,000	$404,305		$15,387	$977,693
Executive Vice President,	2022	$325,000	$24,375	$477,075		$14,225	$840,675
Chief Product Officer	2021	$54,167	$25,000	$500,482		$2,417	$582,065

(1)

These amounts do not reflect compensation actually received by the named executive officer, unless otherwise indicated. These amounts represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC 718. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the respective fiscal years. The amounts with respect to performance-vesting awards included in 2023 represent the grant date fair value assuming achievement of 100% performance for such awards, and the grant date fair value of all stock awards with the PRSU component assuming maximum performance is as follows: Mr. McCormack, $2,751,036; Mr. Beck, $678,909; Mr. Meyer, $633,588; Mr. Rodriguez, $633,588; and Mr. Sickles, $633,588. The awards for which the aggregate grant date fair value is shown in this column include awards described in the 2023 Grants of Plan-Based Awards Table and 2023 Outstanding Equity Awards at Fiscal Year-End Table.

(2)	The named executive officer made a qualified section 83b election and recognized $250,071 in taxable income with respect to this stock award.

(3)

These amounts generally consist of matching contributions to our 401(k) plan in the following amounts: Mr. McCormack, $0; Mr. Beck, $13,875; Mr. Meyer, $15,750; Mr. Rodriguez, $0; and Mr. Sickles, $14,937.

Equity Compensation

2023 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information with respect to awards granted during the year ended December 31, 2023, to each of the named executive officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
Riley McCormack	Non-Equity Incentive Plan Award			$—	$300,000	$600,000
	Performance Unit Award	2/15/2023	2/12/2023				—	46,938	93,876		$1,375,518	(3)

Charles Beck	Non-Equity Incentive Plan Award			$—	$142,000	$284,000
	Performance Unit Award	2/15/2023	2/12/2023				—	8,382	16,764		$245,635	(4)
	Restricted Stock Award	2/15/2023	2/12/2023							8,388	$187,640

Joel Meyer	Non-Equity Incentive Plan Award			$—	$136,000	$272,000
	Performance Unit Award	2/15/2023	2/12/2023				—	7,824	15,648		$229,282	(5)
	Restricted Stock Award	2/15/2023	2/12/2023							7,824	$175,023

Tony Rodriguez	Non-Equity Incentive Plan Award			$—	$124,000	$248,000
	Performance Unit Award	2/15/2023	2/12/2023				—	7,824	15,648		$229,282	(6)
	Restricted Stock Award	2/15/2023	2/12/2023							7,824	$175,023

Ken Sickles	Non-Equity Incentive Plan Award			$—	$124,000	$248,000
	Performance Unit Award	2/15/2023	2/12/2023				—	7,824	15,648		$229,282	(7)
	Restricted Stock Award	2/15/2023	2/12/2023							7,824	$175,023

(1)

These amounts represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC 718 presuming 100% achievement of performance. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(2)	These amounts represent equity incentive awards assuming achievement of 100% performance.

(3)	At maximum performance, the grant date fair value is $2,751,036.

(4)	At maximum performance, the grant date fair value is $491,269.

(5)	At maximum performance, the grant date fair value is $458,565.

(6)	At maximum performance, the grant date fair value is $458,565.

(7)	At maximum performance, the grant date fair value is $458,565.

The awards in the 2023 Grants of Plan-Based Awards Table include awards that are also described in the 2023 Summary Compensation Table.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Equity Compensation

Equity awards are made to our named executive officers in accordance with the provisions of the 2018 Incentive Plan. RSUs granted to our named executive officers generally vest quarterly over a three-year or four-year period, following the date of grant, contingent upon the executive officer’s continued employment with us. PRSUs cliff-vest after a three-year performance period, subject to attaining performance goals.

Salary in Proportion to Total Compensation

In 2023, our named executive officers received the following percentage of their total compensation reported in the Summary Compensation Table in the form of base salary:

Mr. McCormack: 16%

Mr. Beck: 33%

Mr. Meyer: 33%

Mr. Rodriguez: 32%

Mr. Sickles: 32%

2023 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides summary information, as to the named executive officers, concerning outstanding equity awards as of December 31, 2023.

		Stock Awards
	Grant	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not (1)	Equity Incentive Plan Awards: Market Value Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not
Name	Date	(#) Vested	($) Vested	(#) Vested		($) Vested
Riley McCormack	2/15/2023	—	$—	46,938	(2)	$1,695,401
	2/15/2022	—	$—	39,040		$1,410,125

Charles Beck	2/15/2023	6,292	$227,267	8,382	(2)	$302,758
	2/15/2022	2,966	$107,132	3,046		$110,022
	2/15/2021	2,335	$84,340	—		$—
	2/15/2020	694	$25,067	—		$—

Joel Meyer	2/15/2023	5,869	$211,988	7,824	(2)	$282,603
	2/15/2022	2,736	$98,824	2,812		$101,569
	2/15/2021	2,010	$72,601	—		$—
	2/15/2020	598	$21,600	—		$—

Tony Rodriguez	2/15/2023	5,869	$211,988	7,824	(2)	$282,603
	2/15/2022	2,736	$98,824	2,812		$101,569
	2/15/2021	2,040	$73,685	—		$—
	2/15/2020	656	$23,695	—		$—

Ken Sickles	2/15/2023	5,869	$211,988	7,824	(2)	$282,603
	2/15/2022	2,966	$107,132	3,046		$110,022
	11/15/2021	5,080	$183,490	—		$—

(1)

Restricted Stock awards granted prior to 2022, vest quarterly over a four-year period, unless otherwise footnoted, following the date of grant contingent upon the executive officer’s continued employment with us. RSUs granted in 2022 and beyond vest quarterly over a three-year period.

(2)	Amount includes PRSUs measured at 100% attainment, which would vest in 2026 and are estimated to vest at 150% attainment as of December 31, 2023.

The awards in the 2023 Outstanding Equity Awards at Fiscal Year-End Table include awards that are also described in the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table.

Equity Value Realized by Officers in 2023

2023 STOCK VESTED TABLE

The following table provides summary information for each of the named executive officers who had stock awards that vested in 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Riley McCormack	4,618	(1)	$111,836

Charles Beck	10,079		$299,713

Joel Meyer	8,976		$267,351

Tony Rodriguez	9,312		$276,804

Ken Sickles	6,867		$210,516

(1)

Amount includes 2,182 shares that vested from a restricted stock award Mr. McCormack received in 2020 as a member of the Board and 2,436 PRSUs that vested on February 15, 2023, based on 30% performance attainment of 2022 STI goals.

Potential Payments upon Termination or Change-in-Control

There are several scenarios wherein payments can be made to executives upon termination or change-in-control of the Company. These scenarios include payments made pursuant to Change of Control Retention Agreements, the normal operation of the 2018 Stock Incentive Plan, and severance or separation agreements. A table at the end of this section sets forth the potential payments under these scenarios.

New Change of Control Retention Agreements

Effective January 1, 2022, the Compensation and Talent Management Committee approved a new form of Change of Control Retention Agreement to be entered into between Digimarc and the named executive officers of the Company: Messrs. Beck, McCormack,  Meyer, Rodriguez, and Sickles. Mssrs. Benton and Karamanos entered into the same agreement upon joining the Company in September 2023 and April 2024, respectively. The Change of Control Retention Agreements have been entered by all the named executive officers and are effective through the period ending December 31, 2024. The agreements contain a “double trigger” and provide for certain severance benefits in the event of termination of the executive without Cause by Digimarc, or termination by the executive for Good Reason, within 12 months following a change of control of Digimarc during the term of the Change of Control Retention Agreement. “Cause” is defined as willful misconduct that is significantly injurious to us; fraud, dishonesty, embezzlement, misrepresentation or theft of Digimarc property; conviction of (or plea of no contest to) a felony or crime involving moral turpitude; breach of any agreement with Digimarc; unauthorized disclosure of Digimarc’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with Digimarc; violation of our Code of Ethics, Code of Business Conduct or any other employment rule, code or policy; continued failure or refusal to follow our lawful instructions after five days has passed following delivery of a written notice identifying the failure or refusal; a court order or a consent decree barring the executive from serving as an officer or director of a public company; or continued failure to meet and sustain an acceptable level of performance of the executive’s duties and obligations to Digimarc for thirty days following notice of failure to perform.

Termination of the executive for “Good Reason” is defined as a substantial reduction in duties or responsibilities (with certain exceptions); a material reduction in base salary, benefits or total cash compensation, other than as part of an overall reduction for all employees at the same level; a mandatory transfer to another geographic location more than 35 miles from the prior location of employment, other than normal business travel obligations; the failure of a successor to Digimarc to assume the obligations under the agreement; or Digimarc’s failure to comply with its obligations under the agreement.

The severance benefits payable upon such a termination include 12 months’ salary and up to 18 months’ premiums necessary to continue the executive’s health insurance coverage under our health insurance plan.

In consideration for the post-termination payments described above, Messrs. Beck, Benton, Karamanos, McCormack, Meyer, Rodriguez, and Sickles must execute and not revoke a settlement agreement and general release related to their employment and termination.

Stock Options and Restricted Stock under the 2018 Incentive Plan

The 2018 Incentive Plan provides that, unless the Compensation and Talent Management Committee otherwise determines in the grant document, an employment agreement, or other agreement between the plan participant and the Company, all outstanding awards that are not performance shares or performance units will fully vest and become exercisable or payable immediately prior to a change in control (as defined in the 2018 Incentive Plan). In the event of a change in control which constitutes a company transaction (as defined in the 2018 Incentive Plan), all outstanding awards that vest solely based on continued service will become fully vested and immediately exercisable or payable only if and to the extent that the awards are not assumed or replaced by the successor company; if and to the extent that the awards are assumed or replaced by the successor company, such awards will become fully vested and immediately exercisable or payable if the named executive officer’s employment is terminated other than voluntarily without good reason within 24 months following the change in control. Notwithstanding the foregoing, the Compensation and Talent Management Committee has discretionary authority to determine the terms and conditions of any award granted under the 2018 Incentive Plan. In the event a named executive officer’s employment terminates as a result of their death or disability, the executive’s restricted stock awards and RSU awards will generally fully vest and become payable and vested stock options will generally remain exercisable until the earlier of the one-year anniversary of their termination and the original option expiration date. In the event a named executive officer’s employment is terminated by us without cause, the executive’s restricted stock awards will generally fully vest and become payable.

Table of Potential Payments upon Termination or Change-in-Control

The following table summarizes potential payments upon termination of employment or a change in control to each of the named executive officers employed on the last day of our most recently completed fiscal year. The amounts set forth in the table assume that the triggering event occurred on the last business day of our last completed fiscal year and that our stock price was the closing market price per share on that date.

Name	Benefit	After Change in Control Termination w/o Cause or for Good Reason (1)	Termination Upon Death or Disability (2)	Termination Without Cause (3)	Change in Control (4)
Riley McCormack	Restricted Stock Vesting Acceleration	$—	$—	$—	$—
	Performance Stock Vesting acceleration	3,105,525	3,105,525	—	3,105,525
	Salary Continuation	375,000	—	—	—
	Non-Equity Incentive Compensation	600,000	—	—	—
	Benefits	15,746	—	—	—
	Total Value	$4,096,271	$3,105,525	$—	$3,105,525

Charles Beck	Restricted Stock Vesting Acceleration	$443,806	$443,806	$109,407	$443,806
	Performance Stock Vesting acceleration	412,779	412,779	—	412,779
	Salary Continuation	355,000	—	—	—
	Non-Equity Incentive Compensation	284,000	—	—	—
	Benefits Continuation	15,746	—	—	—
	Total Value	$1,511,332	$856,586	$109,407	$856,586

Joel Meyer	Restricted Stock Vesting Acceleration	$405,014	$405,014	$94,201	$405,014
	Performance Stock Vesting acceleration	384,172	384,172	—	384,172
	Salary Continuation	340,000	—	—	—
	Non-Equity Incentive Compensation	272,000	—	—	—
	Benefits Continuation	15,746	—	—	—
	Total Value	$1,416,932	$789,186	$94,201	$789,186

Tony Rodriguez	Restricted Stock Vesting Acceleration	$408,192	$408,192	$97,380	$408,192
	Performance Stock Vesting acceleration	384,172	384,172	—	384,172
	Salary Continuation	310,000	—	—	—
	Non-Equity Incentive Compensation	248,000	—	—	—
	Benefits Continuation	15,746	—	—	—
	Total Value	$1,366,111	$792,364	$97,380	$792,364

Ken Sickles	Restricted Stock Vesting Acceleration	$502,610	$502,610	$183,490	$502,610
	Performance Stock Vesting acceleration	392,624	392,624	—	392,624
	Salary Continuation	310,000	—	—	—
	Non-Equity Incentive Compensation	248,000	—	—	—
	Benefits Continuation	15,746	—	—	—
	Total Value	$1,468,980	$895,234	$183,490	$895,234

(1)

This column reflects potential vesting acceleration under the Digimarc 2018 Incentive Plan and applicable award agreements. It also shows payments under the executives’ Change in Control Retention agreements.

(2)	This column reflects potential vesting acceleration under the Digimarc 2018 Incentive Plan and applicable Restricted Stock Award and RSU Award agreements.

(3)	This column reflects potential vesting acceleration under the applicable Restricted Stock Award agreement.

(4)	This column reflects potential vesting acceleration under the Digimarc 2018 Incentive Plan, in the case where there is a Change in Control that is not a Company Transaction.

Pay Ratio

We are providing the following information about the relationship of the annual total compensation of Mr. McCormack, our President and CEO, and the annual total compensation of our employees. For 2023, our last completed fiscal year: (i) the total annual compensation of our CEO was $2,350,618, and (ii) the median of the annual total compensation of all employees of our Company (other than our CEO) was $165,460. Based on this information, for 2023, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 14.2 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows. We determined that as of December 31, 2023, our employee population consisted of 227 individuals working at the Company and its consolidated subsidiaries, with 81.1% of these individuals located in the United States and 18.9% located in Europe. We selected December 31, 2023, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner and allowed us to exclude from our calculation the few seasonal workers who assist us during the summer.

To identify the median employee from our employee population, we calculated each employee’s target annual compensation for 2023 based on information from the Company’s human resources and payroll records, which included the annual base salary for salaried employees, annualized for employees hired during 2023; the hourly rate multiplied by standard weekly hours worked for hourly employees, annualized for employees hired during 2023; any annual corporate bonus or other compensation at target; and the grant date fair value of equity incentives granted during 2023. All compensation elements for non-U.S. employees were converted to U.S. dollars using December 31, 2023, currency exchange rates. We did not make any cost-of-living adjustments in identifying the median employee. Using this methodology, we determined that the median employee was a full-time, salaried employee located in one of our U.S. locations, with total target compensation for 2023 in the amount of $165,460.

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K of the Securities Act, resulting in annual total compensation of $165,460, which included base pay, any overtime pay, stock, bonuses, and any other cash paid under the Company’s policy. With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio formulas reported by other companies may not be comparable to the pay ratio formula reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance

We strive for alignment between executive compensation, company performance and value creation. The Company remains in a period of strategic transformation, which is reflected in the compensation program updates we have made in recent years. Since the arrival of our new President and CEO, Riley McCormack, in 2021, we have increased the program’s focus on both short- and long-term performance through the introduction of new annual and long-term performance incentive plans, which tie to key financial, strategic and market drivers.

We believe that over the long-term, our investments in the Company, our unique technology and product offerings, our focus on diverse talent, and our overall strategy will serve to deliver value to all our stakeholders, including shareholders. Similarly, long-term executive pay outcomes will align with our performance and value creation. For further information concerning the Company’s performance-based approach to executive compensation and how the Company aligns executive compensation with the Company’s performance, refer to the Executive Compensation section of this proxy statement.

Pay versus Performance Table

As required by section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(v) of Regulation S-K under the Securities Act, we are providing the following information about the relationship between “compensation actually paid,” herein referred to as “CAP” to our CEO and our other named executive officers (“NEOs”) as compared to the Company’s total shareholder return and our GAAP net income. As a Smaller Reporting Company, the following table provides compensation and performance information for the past three fiscal years.

2023 Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for First CEO (1)	Summary Compensation Table Total for Second CEO (2)	Compensation Actually Paid to First CEO (1)(4)	Compensation Actually Paid to Second CEO (2)(4)	Average Summary Compensation Table Total for Non-CEO NEOs (3)	Average Compensation Actually Paid to Non-CEO NEOs (3)(4)	Total Shareholder Return (Value of Initial Fixed $100 Investment) (5)	Net Income (Loss) (6)
2023	N/A	$2,350,618	N/A	$5,126,883	$1,014,657	$1,678,725	$76.5	$(45,959,000)
2022	N/A	$1,916,243	N/A	$816,180	$849,553	$353,180	$39.1	$(59,798,000)
2021	$861,034	$290,072	$(5,866,264)	$348,052	$662,532	$451,287	$83.6	$(34,759,000)

(1)	“First CEO” refers to Bruce Davis, who served as CEO until April 12, 2021

(2)	“Second CEO” refers to Riley McCormack, who became CEO on April 12, 2021

(3)	The non-CEO NEOs for each applicable year are as follows:

–	2023: Charles Beck, Joel Meyer, Tony Rodriguez, and Ken Sickles

–	2022: Charles Beck, Joel Meyer, Tony Rodriguez, and Ken Sickles

–	2021: Charles Beck, Robert Chamness, Joel Meyer, and Tony Rodriguez

(4)

The SEC rules require that certain adjustments be made to the Summary Compensation Table (“SCT”) totals to determine CAP, as reported in the Pay versus Performance table above. The table below details the applicable adjustments that were made to determine CAP.

(5)	Cumulative indexed TSR is measured using the closing price as of a base date of December 31, 2020.

(6)	Net Income reflects GAAP net income (loss), as disclosed in our financial statements.

Adjustments to Calculate CAP from SCT Pay

			Equity Awards
Fiscal Year	Executives	SCT Total Pay	Deduct SCT Stock & Option Awards	Add Year-End Value of Unvested Equity Granted in Year	Add Change in Value of Unvested Awards Granted in Prior Years	Add Change in Value of Vested Equity Granted in Year	Add Change in Value of Vested Equity Granted in Prior Years	Add Change in Value of Awards Not Meeting Vesting Conditions	Total CAP
2023	Second CEO	$2,350,618	$(1,375,518)	$3,192,488	$949,843	$—	$9,452	$—	$5,126,883
	Other NEOs (avg)	$1,014,657	$(411,547)	$757,445	$180,643	$64,607	$72,919	$—	$1,678,725
2022	Second CEO	$1,916,243	$(1,916,242)	$843,019	$—	$—	$(26,840)	$—	$816,180
	Other NEOs (avg)	$849,553	$(463,272)	$154,741	$(165,643)	$86,238	$(108,438)	$—	$353,180

Relationship Between Compensation Actually Paid and Performance Measures

The Pay versus Performance table above and the charts below illustrate the following:

●

CAP to our current CEO and average NEO has tracked with our TSR performance because CAP values reflect changes in the value of executives’ outstanding equity holdings, which fluctuate with changes in our stock price. In 2023, for our CEO and other NEOs, CAP values as compared to grant-date SCT values show direct alignment with TSR. In particular, the year-end value of awards granted in 2023 increased relative to the grant date value because of the combined effects of the increase in our stock price and future estimated payouts of financial-driven PRSU awards. In addition, the value of unvested awards granted in prior years increased due to our strong market performance. Finally, CAP was also higher in 2023 due to strong performance on financial and strategic objectives within our annual incentive plan.

●

GAAP net income as a performance measure does not link directly to CAP or grant-date SCT compensation and is similarly not used in our incentive plans. GAAP net income may experience significant fluctuations caused by accounting requirements such as costs relating to non-cash and/or one-time charges. For instance, the GAAP net loss in 2023 includes the impact of severance costs from organizational changes we made at the beginning of 2023. When considering key measures of performance for our Company from 2022 to 2023, we note that Digimarc’s ending ARR increased by over 70%, subscription revenue increased 25%, subscription gross profit margins expanded from 75% to 84%, operating expenses decreased 11%, and free cash flow usage was cut by more than half.

Reference Charts

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance to our employees or non-employees, including directors, as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants, and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	635,425	$22.15	1,446,759
Equity compensation plans not approved by security holders	—	—	—
Total	635,425	$22.15	1,446,759

(1)

This amount is comprised of 1,171 shares to be issued upon exercise of options (with a weighted average exercise price of $22.15), 442,178 shares to be issued pursuant to RSUs, and 192,076 shares to be issued pursuant to PRSUs (assuming target performance). Additionally, there were 104,555 outstanding shares subject to restricted stock awards, for a total of 739,980 shares issued or to be issued.

(2)	Weighted-average exercise price in column (b) does not take into account shares to be issued pursuant to RSUs or PRSUs.

(3)	Consists of shares of our common stock issuable pursuant to awards granted under the Digimarc Corporation 2018 Incentive Plan.

Shares available for issuance under our 2018 Incentive Plan may be granted pursuant to stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance shares, performance units and cash-based awards, which may be granted to officers, directors, employees, consultants, agents, advisors, and independent contractors who provide services to us and our affiliated companies.

Our non-employee directors receive restricted stock under our Equity Compensation Program for Non-Employee Directors adopted by the Board and administered under our 2018 Incentive Plan. Each non-employee director receives an initial grant of restricted stock having an aggregate value of approximately $200,000. The restrictions lapse in equal installments on each of the first three anniversaries of the grant. Each non-employee director receives an annual grant of restricted stock having an aggregate value of approximately $100,000 on the date of each annual meeting of shareholders. If elected between annual meetings, new non-employee directors receive an annual grant of restricted shares having an aggregate value of a pro-rated portion of $100,000 for their service until the next annual meeting. The restrictions lapse on the one-year anniversary date of the grant, or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal No. 3 on your proxy card)

The Purpose of the Say-on-Pay Vote

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Digimarc shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on executive compensation is referred to as a “say-on-pay vote.” Digimarc offers shareholders a say-on-pay vote every year.

How to Learn More About Digimarc’s Executive Compensation Program

We encourage shareholders to read the “Executive Compensation” and “Compensation Disclosure and Analysis” sections of this proxy statement for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in recent years, and the compensation awarded to our named executive officers.

Riley McCormack is now entering his third full year as CEO of the Company. His compensation for 2023, and the changes made from 2022, are summarized in the CD&A. The other executive officers of the Company are also compensated in a manner consistent with the processes and philosophy set forth below.

Digimarc’s Process to Determine Fair Compensation and Conduct Shareholder Outreach

In recent years, the Company conducted outreach to inform shareholders of changes to our executive compensation program, seek their advice and counsel regarding the changes, and bring that information into the process. Our shareholders favored placing a significant portion of each named executive officer’s compensation “at risk” by having more performance-based elements of compensation with both financial and operational elements. Several shareholders also recommended governance changes discussed in that section of this proxy statement.

Responding to this feedback, the Compensation and Talent Management Committee has made significant changes to the Company’s executive compensation practices. Beginning in 2021, the Company has (1) retained a new outside independent compensation consultant to help determine the CEO’s and other executives’ compensation program, (2) added material performance-based incentive plans (annual and long-term) to the compensation plan for all named executive officers in lieu of fixed compensation, (3) recruited new members to the Compensation and Talent Management Committee to represent the interests of the shareholders, and (4) revamped the executive compensation program to expand the performance-based features of all plans, driving a focus on key financial, strategic, and relative market goals. In response to these initiatives to create stronger pay-for-performance alignment and drive shareholder value, shareholders approved our say-on-pay advisory proposal with over 97% of the votes cast at our 2023 annual shareholder meeting.

Effect of the “Advisory Vote” Relating to Say-on-Pay

Digimarc requests shareholder approval of the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and the narrative disclosures that accompany the compensation tables).

Although this vote is advisory and non-binding on the Compensation and Talent Management Committee, the Board, or the Company, the Board and the Compensation and Talent Management Committee, which are responsible for designing and administering Digimarc’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

What Vote is Required to “Win” the Advisory Vote

If a quorum is present, the compensation of Digimarc’s named executive officers will be approved on a non-binding basis if the votes cast in favor of this proposal exceed the votes cast opposing this proposal. However, the Company seeks a majority vote of more than 90% of the shares outstanding and voting in support of Digimarc’s pay practices.

Digimarc believes the compensation program for the named executive officers is instrumental in helping Digimarc achieve its strategic objectives and long-term financial goals. We ask for your support with a positive vote for the say-on-pay proposal.

The Board of Directors recommends a vote FOR the approval, on a non-binding basis, of the compensation of Digimarc’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Digimarc routinely publishes as part of its proxy the list of any shareholders that hold a beneficial interest of more than five percent of the outstanding shares of the corporation. These shareholders also provide filings of their ownership interest. The following table contains the list of the beneficial ownership of our common stock as of April 17, 2024, by:

●	each person or entity known by us to own beneficially more than five percent of our common stock;

●	our chief executive officer, our chief financial officer, our other named executive officers, and each of our directors; and

●	all our executive officers and directors as a group.

The beneficial ownership percentage is calculated based on 21,373,323 shares of our common stock outstanding as of April 17, 2024. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Institutional investors are listed because they own more than 5% of the shares outstanding. As of the Record Date, TCM|Strategic Partners L.P., Altai Capital Management L.P., Vincent C Smith, and The Vanguard Group were the investors that met that threshold. The listing of the executive officers and directors provides an indication of the amount of inside ownership that they hold. Together, the executive officers and directors hold a total of 19.3% of the shares outstanding. Finally, all employees of Digimarc are also shareholders in the Company. Insider ownership is one indication of alignment of the Company personnel and our shareholders.

Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares voting and investment power with their spouse under applicable community property laws, with respect to all shares of capital stock listed as owned by that person. The address of each of the executive officers and directors is care of Digimarc Corporation, 8500 S.W. Creekside Place, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

TCM|Strategic Partners L.P. (1)	3,740,240	17.5%
26 Tahiti Beach Island Road
Coral Gables, Florida 33143

Altai Capital Management, L.P. (2)	2,879,829	13.5%
4675 MacArthur Court, Suite 1500
Newport Beach, California 92660

Vincent C Smith (3)	2,225,672	10.4%
33 New Montgomery Suite 1500
San Francisco, CA 94105

The Vanguard Group, Inc. (4)	1,150,516	5.4%
100 Vanguard Boulevard
Malvern, PA 19355

Named Executive Officers:
Riley McCormack (5)	3,786,739	17.7%
Joel Meyer	86,035	*
Charles Beck	64,453	*
Tony Rodriguez	41,259	*
Kenneth Sickles	28,966	*

Directors:
Alicia Syrett	31,187	*
Kathleen Kool	24,383	*
Sandeep Dadlani	22,567	*
Milena Alberti-Perez	14,716	*
LaShonda Anderson-Williams	10,437	*
Michael Park	6,741	*
All executive officers and directors as a group (11 persons)	4,121,931	19.3%

(1)	This information is based solely on the Schedule 13D filed by TCM Strategic Partners L.P. on December 16, 2020.

(2)	This information is based solely on the Schedule 13G filed on February 14, 2024, for holdings as of December 31, 2023.

(3)	This information is based solely on the Schedule 13G/A filed on February 8, 2024, for holdings as of December 31, 2023.

(4)	This information is based solely on the Schedule 13G filed on February 13, 2024, for holdings as of December 29, 2023.

(5)	Mr. McCormack’s shares include the shares held by TCM Strategic Partners L.P.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and changes in their beneficial ownership of our common stock and other equity securities with the SEC and The Nasdaq Stock Market. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all Section 16(a) transactions were reported on a timely basis in 2023.

SHAREHOLDER PROPOSALS

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting

Pursuant to our Bylaws, a shareholder nomination of one or more persons for election to the Board and the proposal of other business to be considered by shareholders must be timely noticed to the Corporate Secretary of Digimarc to be considered properly brought before an Annual Meeting by a shareholder. To be timely for the 2025 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices no earlier than February 7, 2025, and no later than March 9, 2025.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Digimarc’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2025.

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act and intended to be presented at our 2025 Annual Meeting of Shareholders must be received by us not later than December 26, 2024, in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority

The proxies to be solicited by us through our Board for the 2025 Annual Meeting of Shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the Annual Meeting of Shareholders if we fail to receive notice of the shareholder’s proposal for the meeting by March 9, 2025.

ANNUAL MEETING MATERIALS

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Digimarc Corporation, Attn: Investor Relations, 8500 S.W. Creekside Place, Beaverton, OR 97008, Phone: +1 503-469-4800, Fax: +1 503-469-4771. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials. We ask you to consider the environment in deciding the necessity of these requests.

Form 10-K

Every year, Digimarc prepares and files with the SEC our Annual Report on Form 10-K for that calendar year. We will provide, without charge, upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, as we have filed with the SEC. Written requests should be mailed to George Karamanos, Secretary, Digimarc Corporation, 8500 S.W. Creekside Place, Beaverton, Oregon 97008. We ask you to consider the environment in deciding the necessity of these requests.

Other Materials

All materials filed by us with the SEC can be obtained through the SEC’s website at www.sec.gov.

OTHER BUSINESS TO COME BEFORE THE MEETING

The Board is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the shareholders arise, the proxy card gives authority to the persons listed on the card to vote at their discretion.

A MESSAGE FROM OUR CEO

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly vote your shares as directed in the proxy card, voting instruction card or notice of internet availability of our proxy materials. Shareholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Your vote is important to us. Thank you for your continuing ownership and support of Digimarc Corporation.

By Order of the Board of Directors,

Riley McCormack
Chief Executive Officer

Beaverton, Oregon

April 24, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of the 2024 Annual Meeting of Shareholders, 2024 Proxy Statement, Proxy Card and 2023 Annual Report to Shareholders are available at www.proxyvote.com.

V49618-P12116

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DIGIMARC CORPORATION

The undersigned hereby constitutes and appoints Riley McCormack and Charles Beck, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Digimarc Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at Digimarc Corporation 8500 S.W. Creekside Place Beaverton, OR 97008-7101 on June 7, 2024 at 11:00 AM Local Time, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY.

Continued and to be signed on reverse side